                                                                Exhibit 99(D)(3)



                     A.G. SPANOS RESIDENTIAL PARTNERS - 86,
                        A CALIFORNIA LIMITED PARTNERSHIP
                      1341 WEST ROBINHOOD DRIVE, SUITE B-9
                          STOCKTON, CALIFORNIA  95207

                   STATEMENT FURNISHED IN CONNECTION WITH THE
                            SOLICITATION OF CONSENTS


INTRODUCTION
------------

          This Statement Furnished in Connection with the Solicitation of Consents ("Solicitation Statement") is furnished to the holders ("Unitholders") of units of limited partnership interest (the "Units") in Prudential-Bache/A.G. Spanos Genesis Income Partners L.P., I, a Delaware limited partnership (the "Partnership"), in connection with the solicitation of written consents ("Consents") by A.G. Spanos Residential Partners - 86, A California Limited Partnership ("Spanos"), one of the general partners of the Partnership, to approve (i) the auction and sale of substantially all of the assets of the Partnership (the "Auction") pursuant to paragraphs 15.4.19 and 19.1.4 of the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), (ii) an amendment to the Partnership Agreement to permit an affiliate of Spanos to bid for and, if the successful bidder, to purchase one or more of the Partnership's real properties (the "Amendment") and
(iii) the subsequent termination and liquidation of the Partnership pursuant to paragraph 19.2 of the Partnership Agreement (the "Plan of Liquidation"), as more fully described under "THE PLAN." Approval by Unitholders of each of the Auction, the Amendment and the Plan of Liquidation (collectively, the "Plan") is required to implement the Plan. If approved and consummated, the Plan will result in the sale of substantially all of the Partnership's assets, the termination of the Partnership's business and the distribution of the net sales proceeds and any other remaining Partnership assets to the Unitholders, Special Limited Partners and General Partners of the Partnership, after payment of all liabilities and expenses and certain attorneys' fees. Under the Partnership Agreement and Delaware law, Unitholders do not have appraisal or similar rights if the Plan is approved. See "NO APPRAISAL RIGHTS."

          The Plan is being proposed by Spanos in connection with, and pursuant to the terms of, a proposed settlement by Spanos and its affiliates (the "Settlement") of certain class action litigation (the "Litigation") now pending in the United States District Court for the Southern District of New York (the "Court"). The Settlement is set forth in a Stipulation of Settlement with Spanos Defendants (the "Settlement Agreement"), executed by plaintiffs in the Litigation and by Spanos and certain of its affiliates (the "Spanos Defendants")./1/ The Court has preliminarily approved the Settlement. After approval by the Unitholders of the Plan, but prior to implementation thereof, the Court must enter an order finding that the Settlement is fair, reasonable, adequate and in the best interests of the Unitholders, and such order must have become final and

---------------------------
/1/  The Spanos Defendants are:  Alex G. Spanos, AGS Financial Corporation, A.
G. Spanos Realty Partners, L.P., A. G. Spanos Residential Partners-86, A. G. Spanos Realty Capital, Inc., A. G. Spanos Realty, Inc., A. G. Spanos Construction, Inc. and AGS Securities Corporation, together with their respective officers, directors, employees, parent and subsidiary corporations, successors, heirs, representatives and executors.

nonappealable. See "SPECIAL FACTORS -- Background of the Plan" and "CERTAIN PENDING LITIGATION."


          Prudential-Bache Properties, Inc. ("P-B Properties"), the co-general partner of the Partnership, has previously settled with the plaintiffs in the Litigation and is not a party to the Settlement Agreement. P-B Properties has advised Spanos that, in view of the unique circumstances under which the Plan arose, including the fact that P-B Properties and its affiliates have settled with the plaintiff class in the litigation and did not take part in the negotiations for the Settlement by Spanos and its affiliates with the Court-approved counsel and representatives of the plaintiff class, it makes no recommendation as to whether Unitholders should approve or disapprove the Plan. However, because the Settlement Agreement contemplates certain action by P-B Properties in connection with the Auction and the Liquidation, P-B Properties has executed a separate agreement with the plaintiffs and the Spanos Defendants whereunder it has acknowledged the Settlement and agreed, subject to final approval of the Settlement by the Court, to be bound by all of the provisions of the Settlement Agreement which require that P-B Properties take, or forebear from taking, certain actions in connection with the Plan (see "THE PLAN -- Description of the Auction"). This Solicitation Statement has been prepared and is being furnished solely by Spanos.

          Neither Spanos nor P-B Properties (collectively, the "General Partners") intends to call a meeting of the Unitholders in connection with this solicitation of Consents. Approval or disapproval by a Unitholder of the Plan is to be indicated by marking and signing the enclosed form of Unitholder consent (a "Consent") and returning it to Skinner & Co., which has been engaged by Spanos on behalf of the Partnership to act as soliciting agent (the "Soliciting Agent"), in the enclosed self-addressed envelope, which requires no postage if mailed in the United States. The enclosed form of Consent permits a Unitholder to indicate approval, disapproval or abstention with respect to each element of the Plan. However, the Plan will not be implemented unless Unitholders holding a majority of the outstanding Units approve all three elements. Moreover, implementation of the Plan is subject to the issuance by the Court of a final, nonappealable order and judgment approving the Settlement.

          Consents of the Unitholders to the Plan will be solicited until the
earlier of:  (a) the date (not prior to May   , 1998) upon which Spanos has
received Consents from Unitholders owning a majority of the outstanding Units or
(b) June 30, 1998 (subject to extension to a date not later than August 31, 1998, in Spanos' sole discretion, by notice to all Unitholders).

          The close of business on April 1, 1998 (the "Record Date") has been fixed by Spanos for determining the Unitholders entitled to notice of the solicitation of Consents and to consent to the Plan. On the Record Date, there were 64,660 outstanding Units entitled to vote on the Plan held by approximately 3,000 Unitholders. This Solicitation Statement and the enclosed form of Consent are first being mailed to Unitholders on or about April __, 1998.

          Pursuant to the Court's preliminary approval order, Unitholders are enjoined from selling or otherwise transferring their Units without Court approval, unless both the Unitholder and his or her buyer or transferee agree in writing to be bound by the Settlement Agreement if finally approved by the Court. Accordingly, no transfer of Units will be accepted by the General Partners unless accompanied by such an agreement signed by both the transferring Unitholder and the transferee, and otherwise meeting the requirements of the Partnership Agreement. Unitholders will be notified as soon as possible as to the results of this solicitation.

          Pursuant to the Partnership Agreement, the consent of Unitholders holding a majority of the outstanding Units is required to approve the sale of properties representing 66 2/3% or more of the aggregate net book value of the Partnership's assets within a 12-month period and the termination of the Partnership. Under Delaware law and the Partnership Agreement, any matter upon which the Unitholders are entitled to act may be submitted for a vote by written consent without a meeting. Any Consent given pursuant to this solicitation may be revoked by the person giving it at any time before the earlier of (a) the date (not prior to May , 1998) upon which Spanos has received Consents from Unitholders owning a majority of the outstanding Units or (b) 10:00 a.m. California time on June 30, 1998 (unless such date or time is extended), by sending a written notice of revocation or a later dated Consent containing different instructions to the Soliciting Agent before such date. Any written notice of revocation or subsequent Consent should be sent to the Soliciting Agent, Skinner & Co., at 660 Market Street, Suite 204, San Francisco, CA 94104 (Telephone 415-981-0970).

          In addition to solicitation by use of the mails, officers, directors and employees of Spanos and its affiliates may solicit Consents in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not receive additional compensation for such services but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. In addition, Skinner & Co. has been retained as Soliciting Agent to assist Spanos in the solicitation of Consents for a base fee of $1,750, plus additional fees for time spent by Skinner personnel in communication with Unitholders and tabulations of Consents, as well as reimbursement of expenses such as postage, copying, courier and messenger services and telephone and facsimile costs. The estimated aggregate of Skinner's fees is $4,750, and its expenses are estimated at approximately $3,000. Arrangements have been made with custodians, nominees and fiduciaries for the forwarding of Consent solicitation materials to beneficial owners of Units held of record by such custodians, nominees and fiduciaries, and the Partnership will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. All costs and expenses of this solicitation of Consents, including the costs of preparing and mailing this Solicitation Statement, will be advanced by Spanos or its affiliates, subject to reimbursement from the Partnership unless the consent of Unitholders holding a majority of the outstanding Units is not obtained on or before 5:00 p.m. California time on the third business day before the hearing at which the parties to the Settlement Agreement will request the Court to enter its order and judgment finally approving the Settlement. That hearing is currently expected to take place in June, 1998. The aggregate expenses to be incurred relating to this solicitation are estimated to be approximately $172,000.

          Spanos recommends that Unitholders consent to the Plan. See "SPECIAL FACTORS -- Fairness of the Plan; Recommendation of Spanos".

THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS
                               -----------------

Section                                                   Page
-------                                                   ----

INTRODUCTION..............................................  1

SUMMARY...................................................  10

SPECIAL FACTORS...........................................  15
     Background of the Plan...............................  15
     Effects of the Plan..................................  21
     Fairness of the Plan; Recommendation of Spanos.......  21
     Disadvantages of the Plan............................  24
     Advantages of the Plan...............................  25
     Vote Required to Approve the Plan....................  27
     No Other Offers......................................  28
     Failure to Approve the Plan..........................  28

SELECTED HISTORICAL FINANCIAL DATA........................  30

THE PLAN..................................................  31
     General..............................................  31
     Description of the Auction...........................  33
     Description of Properties............................  42
     Anticipated Results of Auction, Use of Proceeds and
      Cash Distributions..................................  45
     Amendment to Partnership Agreement...................  47
     Liquidation..........................................  47
     Distributions and Fees...............................  49

PRO FORMA FINANCIAL INFORMATION...........................  53

FINANCIAL INFORMATION REGARDING GENERAL PARTNERS..........  53

MARKET PRICES OF UNITS AND DISTRIBUTIONS TO UNITHOLDERS...  55
     Market Prices........................................  55
     Distributions to Unitholders.........................  57

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...............  60
     General..............................................  60
     Partnership Taxation.................................  61
     Sale of Properties...................................  61
     Tax Allocations and Distributions....................  64
     Capital Gains Tax....................................  67
     Passive Loss Limitation..............................  69
     Final Partnership Returns and Future Tax Issues......  70
     Certain State Income Tax Considerations..............  71

NO APPRAISAL RIGHTS.......................................  71

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF...........  72

CERTAIN PENDING LITIGATION................................  72

AVAILABLE INFORMATION.....................................  78

INDEX TO FINANCIAL STATEMENTS.............................  F-1



Section                                                    Page
-------                                                    ----

EXHIBIT A     Proposed Amendment to Amended and Restated
              Agreement of Limited Partnership of
              Prudential-Bache/A.G. Spanos Genesis Income
              Partners L.P., I...........................    A-1

EXHIBIT B:    Annual Report of Partnership on SEC Form 10-K
              for the year ended December 31, 1997.......    B-1

                                    SUMMARY


The following is a summary of certain information contained elsewhere in this Solicitation Statement. This Summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in this Solicitation Statement and the exhibits hereto. Unless otherwise specifically provided, terms used in this Summary have the respective meanings ascribed to them elsewhere in this Solicitation Statement or, if not defined herein, in the Partnership Agreement. Unitholders are urged to read this Solicitation Statement and the exhibits in their entirety.

THE PARTNERSHIP
---------------

Prudential-Bache/A.G.
Spanos Genesis Income
Partners L.P., I. . . . . .   The Partnership is a Delaware limited partnership
                              which owns nine real properties (the "Properties") consisting of seven garden apartment complexes and the land underlying two other complexes, with a total of 2,780 apartment units in six states. P-B
                              Properties and Spanos are the General Partners of the Partnership. The offices of the Partnership are located at One Seaport Plaza, New York, New
                              York 10292 and its telephone number is (212) 214-
                              1016.

ACTION BY WRITTEN CONSENT
-------------------------

Purpose of the Solicitation   Consents are being solicited by Spanos to approve
                              (i) the sale of the Properties, which comprise
                              substantially all of the assets of the
                              Partnership, and which will be sold at public
                              auction (the "Auction"); (ii) amendment of the
                              Partnership Agreement to permit an affiliate of
                              Spanos to bid for, and if the successful bidder to
                              purchase, one or more of the Properties from the
                              Partnership (the "Amendment"); and   (iii) the
                              subsequent termination and liquidation of the Partnership and the distribution to the Unitholders, Special Limited Partners and the
                              General Partners
                              of the net sales proceeds and other cash held by the Partnership at the time of distribution, other than certain amounts set aside to provide for the payment of all expenses and other liabilities of the Partnership and payment of certain attorneys' fees in the Litigation (the "Plan of Liquidation").

Record Date; Units Entitled
to Consent. . . . . . . . .   Unitholders of record at the close of business on
                              April 1, 1998 are entitled to vote by written
                              Consent.  At such date, there were outstanding
                              64,660 Units, each of which will entitle the record owner thereof to one vote.

Vote Required . . . . . . .   The Plan will not be implemented unless written
                              Consents approving each element of the Plan are received from Unitholders of record holding a majority of all outstanding Units. See "VOTING
                              SECURITIES AND PRINCIPAL HOLDERS THEREOF" for information regarding Unit ownership by Prudential
                              Securities Incorporated ("Prudential Securities"), an affiliate of P-B Properties.

Termination of Consent
Solicitation  . . . . . . .   Consents must be received by the earlier of (a)
                              the date (not prior to May   , 1998) on which
                              Spanos has received Consents from Unitholders owning a majority of the outstanding Units or (b)
                              10:00 a.m. California time on June 30, 1998
                              (unless such date or time is extended, in the sole discretion of Spanos, by notice to all Unitholders, to permit further solicitation of Consents if majority approval has not been obtained).


THE PLAN
--------

General . . . . . . . . . .   The Plan is a single proposal consisting of the
                              Auction, the

                              Amendment and the Plan of Liquidation.

Background of the Plan . . .  See "SPECIAL FACTORS -- Background of the Plan."

Recommendation of Spanos . .  Spanos recommends the approval of the Plan.
                              Spanos has been advised by P-B Properties that it is making no recommendation regarding the Plan, because the Plan was developed in the course of negotiations (in which P-B Properties did not participate) for the settlement of class action litigation (to which P-B Properties is no longer a party, having entered into a separate settlement with the plaintiff class), which negotiations were undertaken with Spanos and its affiliates by Lead Class Counsel approved by the Court on behalf of the plaintiff class, the representatives of which were also approved by the Court. See "SPECIAL FACTORS -- Fairness of the Plan; Recommendation of Spanos."

Security Ownership and Voting
of the General Partners. . .  As of the Record Date, neither of the General
                              Partners, nor any executive officer or director of a General Partner, owned directly or beneficially any Units. Prudential Securities beneficially owned approximately 3.0% of the outstanding Units as of the Record Date. Prudential Securities intends to vote its Units to consent or withhold consent to the Plan in the same proportions as do the other Unitholders.

Consummation of the
Plan of Sale . . . . . . . .  The Auction will be held as promptly as practicable after obtaining the requisite approval of the Unitholders to the Plan and after the Court has entered a final nonappealable order and judgment approving the Settlement. It is anticipated that property sales pursuant to the Auction will be consummated by mid-1998.

No Appraisal Rights. . . . .  Unitholders have no appraisal rights in connection with the Plan.  See "NO APPRAISAL RIGHTS."

Federal Income
Tax Consequences . . . . . .  The Partnership will have taxable gain or loss upon its sale of each Property. Such gain or loss will be allocated to the Unitholders in accordance with the Partnership Agreement, and generally will constitute Section 1231 gain or Section 1231 loss. Any Section 1231 gains would be eligible for a reduced tax rate. See "FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN -- Capital Gains Tax." For most tax-exempt Unitholders, only a portion of the gain from the sale of the Properties would be treated as unrelated business income. See "FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN -- Sale of Properties."

                              Distributions to a Unitholder generally will not be taxable to the extent the distributions do not exceed the Unitholder's adjusted tax basis in the Units. The tax basis in the Units will be reduced by the distributions, and those in excess of the tax basis generally will be treated as capital gain, which will be long-term if the applicable Units have been held for more than one year. Unitholders who have remaining tax basis in their Units after termination of the Partnership generally will have a capital loss. See "FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN -- Tax Allocations and Distributions."

Final Distributions and
Liquidation. . . . . . . . .  As promptly as practicable following the sale of the last Property, after payment or reserving for payment of all costs of the Auction and this Consent solicitation, the General Partners will determine the amount of funds which they believe will be sufficient to provide for the

                              Partnership's remaining expenses and liabilities, including the costs of liquidation of the Partnership and any contingent liabilities. Such liabilities would include potential liabilities under contracts of sale of the Properties. The Settlement Agreement provides that the amount of the contingency reserve shall not exceed $1,000,000, and that such reserve will be held for a period of one year or less. The Settlement Agreement further provides that Lead Class Counsel representing the Unitholders may apply to the Court for an award of attorneys' fees payable out of the amount of property sales proceeds which would otherwise be distributable to the Unitholders. After establishment of the contingency reserve and payment of the Court-approved attorneys' fees, the balance of the Partnership's funds will be distributed to the Unitholders, Special Limited Partners and General Partners in accordance with the Partnership Agreement. Once all known liabilities have been satisfied, the Partnership will distribute its remaining net assets and terminate. Any remainder of the $1,000,000 reserve will be distributed to the Unitholders in accordance with the Partnership Agreement, and the General Partners will remain obligated with respect to any unsatisfied obligations of the Partnership.

                                SPECIAL FACTORS
          Before consenting to the Plan, Unitholders should carefully consider certain factors regarding the Plan:

Background of the Plan
----------------------

          The Partnership was formed in January 1987 with the primary purpose of acquiring from affiliates of Spanos, investing in, holding, managing, selling, disposing of and otherwise acting with respect to multifamily residential rental properties. The Partnership's investment objectives at formation were to preserve and protect Partnership capital by investing in properties in diverse locations, to provide partially tax-sheltered cash distributions from operations and to provide long-term capital appreciation. Between June of 1987 and August of 1988, the Partnership purchased from affiliates of Spanos eight garden apartment complexes and five parcels of land on which garden apartment complexes had been constructed, with a total of 4,246 apartment units in seven states, for an aggregate purchase price of $128,335,000. See "THE PLAN -- Description of Properties." As of the date hereof, the Partnership has sold one apartment complex and the land underlying three other complexes, so that the Partnership's properties (the "Properties") now consist of seven apartment complexes and the land underlying two other complexes, with a total of 2,780 apartment units in six states.

          Although the Partnership Agreement provides that the term of the Partnership will, unless previously terminated, continue until December 31, 2021, the prospectus of the Partnership for its original public offering of Units stated that the Partnership intended that it would dispose of its Properties within seven to 10 years after acquisition.

          Spanos and P-B Properties have, in the ordinary course of administration of the Partnership's affairs, been considering when and how to effect the disposition of the Properties in the best interests of the Partnership. Affiliates of Spanos which have acted as general partners of real estate limited partnerships have periodically evaluated the desirability of sale of individual properties held by those partnerships, after the minimum anticipated holding periods had ended. Similarly, Spanos has from time to time evaluated the Properties and those of Prudential-Bache/A.G. Spanos Realty Partners L.P., I (the "Realty Partnership"), a public Delaware limited partnership of which P-B Properties and A.G. Spanos Realty Partners, L.P., an affiliate of Spanos ("Spanos Realty") are the general partners. While the Realty Partnership has sold no properties since its inception, the Partnership has sold four properties since its inception in 1987. The ability to sell properties generally has been enhanced by improvements in the national real estate investment market. Pension funds, real estate investment trusts ("REITs") and other institutional buyers are now actively seeking new investment properties, as compared to the early 1990's, when these same institutional buyers were fewer and less active. The emergence of securitized mortgage financing and lower mortgage interest rates have also contributed to an improved market for real estate such as the Properties, as entrepreneurial buyers who require debt financing to purchase properties are able to borrow funds at attractive rates.

          More specifically, with respect to the Partnership's Properties, improvements in the real estate capital markets and in the operating performance of the Properties have enhanced the prospects for selling these Properties at attractive prices. During the early 1990's, the Partnership's Properties experienced devaluation due to a nationwide slump in real estate values. Moreover, the Partnership reduced cash distributions to its Partners in 1991, because cash flow after debt service would not support the level of distributions paid in prior years. As a result of improved net operating income and general improvement in the real estate capital markets in these areas, Spanos believes that the Properties are now readily salable.

          Although future economic conditions are difficult to predict, Spanos believes that it is unlikely that continuing to hold the Properties would significantly enhance the Partnership's ultimate realization on sale of the Properties, or that the relative economic benefits of continued ownership would justify the risks of such continued ownership.

          The sale of all or substantially all of the assets of the Partnership in a single sale or in multiple sales in the same 12-month period requires the approval of Unitholders holding a majority of the Units. The Partnership Agreement defines "Substantially All of the Assets" to mean Properties representing 66-2/3% or more of the net book value of all Partnership assets as of the end of the most recently completed calendar quarter.

Neither the Partnership Agreement nor Delaware law requires that Unitholders vote on the sale of each Property or on the actual terms of specific sales. Advance approval of the Plan will allow the General Partners to consummate a sale or sales of the Properties upon completion of the Auction, without risking loss of the buyer or buyers due to delays in obtaining the necessary consents of Unitholders.

          The Plan is being proposed by Spanos in connection with the Settlement of the Litigation. The Litigation was commenced as a class action against P-B Properties and its affiliates, and was expanded to include Spanos and its affiliates in 1993. See "CERTAIN PENDING LITIGATION." In early 1994, counsel for Spanos and its affiliates met with the lead lawyers representing the plaintiffs in the litigation ("Lead Class Counsel") to explore the prospects for settlement of the Litigation as to Spanos and its affiliates. From the beginning of the settlement negotiations, Lead Class Counsel and the representatives of the class of plaintiffs (the "Class Representatives") demanded the sale of the properties of the Partnership and the Realty Partnership and liquidation of such partnerships, and that Spanos or its affiliates provide "floor bids," to ensure a bargained-for specified minimum amount of proceeds to be distributed to Unitholders. Lead Class Counsel, Spanos and Spanos Realty agreed that the expense of appraisals of each of the properties was not warranted, because a public auction after dissemination of full information to prospective bidders, together with a guaranteed minimum bid, would provide a superior measure of the values of the various properties than would opinions of non-bidding appraisers. In the initial meeting, Lead Class Counsel, Spanos and its affiliates began negotiations concerning the amount of a floor bid for the properties of both the Partnership and the Genesis Partnership. Spanos initially offered a floor bid for all of the properties aggregating $31,900,000 over the existing mortgage debt on the properties. Lead Class Counsel thereafter engaged a financial and evaluation consultant who requested additional information regarding the Properties, which was provided by Spanos and reviewed by the consultant. In determining the amount of its proposed floor bid, Spanos did not undertake a formal valuation of the properties, but rather relied on its own familiarity with the properties and its expertise generally with respect to multi-family residential properties, and took into account the market conditions for such properties and the desirability of settling the Litigation.

          Throughout 1994, negotiations continued with Lead Class Counsel and its consultant, primarily relating to the floor bids. In addition, Spanos' counsel met twice with members of the executive committee formed by counsel to plaintiffs in the Litigation, Lead Class Counsel and its consultant, and in late 1994 Spanos agreed to negotiate further its floor bids. Ultimately, Spanos agreed to increase its minimum bid for the properties of both partnerships to $41,000,000 over existing mortgage debt. However, no agreement regarding a settlement was reached, and negotiations continued during 1995. In June of 1995, Spanos increased its aggregate floor bid offer to

$41,360,000, but still no definitive agreement was reached. Throughout the remainder of 1995 and 1996, settlement negotiations were carried on, and various proposed forms of a settlement agreement were exchanged between the parties. In May, 1997, after further negotiations, Spanos increased its aggregate floor bid offer to $43,000,000, allocated $20,560,000 to the Partnership and $22,440,000 to the Realty Partnership, in each case over existing mortgage debt. Lead Class Counsel, its consultant and the executive committee of plaintiffs' counsel agreed to this offered amount, and on May 12, 1997, the Settlement Agreement was executed. The increases in the amount of floor bid which Spanos offered resulted from the negotiation process, although the fact that the markets for the properties had improved further also influenced its decisions.

          On May 20, 1997, the Court entered its preliminary order which, among other things, approved the appointment of representatives of the plaintiff class, approved the appointment of Lead Class Counsel, preliminarily approved the Settlement and approved the form of Notice to the Unitholders which accompanies this Solicitation Statement.

          If the Plan is approved by the Unitholders, and if the Court enters a final nonappealable order and judgment approving the Settlement, the Auction will take place as promptly as is practicable, consistent with meeting the terms of the Plan, as described under "THE PLAN -- Description of the Auction."

Effects of the Plan
-------------------

          If the Plan is approved and implemented as proposed, the effects of the Plan will be the sale of substantially all of the Partnership's assets, the termination of the Partnership's business, the winding up of the Partnership's affairs and the distribution to the General Partners, the Special Limited Partners and the Unitholders of the net proceeds of the Auction and the Partnership's other assets, after payment of liabilities, liquidation expenses and certain attorneys' fees. Spanos estimates that, assuming the Properties are sold for the amount of its Minimum Overall Bid (as defined under "THE PLAN -- Description of the Auction"), the Unitholders will receive an initial cash distribution of approximately $214.21 per Unit upon completion of the Sale of the Properties, and may receive a distribution of up to an additional $15.47 approximately one year later. See "THE PLAN -- Anticipated Results of Auction, Use of Proceeds and Cash Distributions." The amount distributed to each Unitholder generally will not be taxable to the extent the distributions do not exceed the Unitholder's adjusted tax basis in the Units. See "FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN -- Tax Allocations and Distributions."

Fairness of the Plan; Recommendation of Spanos
----------------------------------------------

          Spanos reasonably believes that the Plan is fair to the Unitholders and recommends approval of the Plan. No appraisals of the Properties were obtained, and no independent evaluation of the fairness of the Plan to Unitholders has been made. However, the Settlement has been preliminarily approved by the Court, and the Plan will not be implemented unless the Court, after approval of the Plan by the Unitholders, issues an order finding that the Settlement is fair, reasonable, adequate and in the best interests of the Unitholders. Further, the auction process is designed to secure the highest prices available for the Properties on the date of the Auction.

          In reaching its conclusion to recommend approval of the Plan, Spanos considered the following factors:

          (1) the fact that the Properties have now been held for longer than their originally intended holding periods, which militates in favor of a sale of the Properties at this time;

          (2) increased availability of investor capital and the increased purchasing activity and favorable interest rate environment, which also militates in favor of sale;

          (3) improved occupancies and revenues in recent years, which enhance the prospects for realization of an adequate sale price for the Properties;

          (4) the potential for future operating performance increases and a possible increase in the value of the Properties, which might militate in favor of holding the Properties, but which also might enhance their salability;

          (5) the satisfactory physical condition of the Properties and the need for expenditures for repairs, replacements and improvements to be incurred in the future, which militates in favor of a sale now;

          (6) the presence of competition and the possibility of increased future competition, which suggest that a sale now may be advisable;

          (7) the relative illiquidity of the Units, which militates in favor of sale;

          (8) the historic levels of cash distributions to the Unitholders and the reduction of cash distributions in 1991, which suggest that Unitholders would benefit from recovering their investment now; and

          (9) the potential for an increase in the amounts of distributions, which might militate in favor of holding the Properties, if such future distributions would represent a rate of return equivalent to that available in other investments.

          In addition, Spanos took into account the pendency of the Litigation, including (i) the extensive negotiations with Lead Class Counsel leading to the Settlement Agreement and the Court's approval of the Settlement; (ii) the fact that included in the relief sought by the plaintiffs is rescission of the original issuance of the Units; (iii) the costs expended to date and expected to be expended by Spanos and its affiliates in continuing defense against such Litigation; and (iv) the effects of participation in the defense of such Litigation upon certain of the key personnel of Spanos, each of which was considered from Spanos' standpoint to weigh in favor of offering a floor bid and selling the Properties to settle the Litigation. See "CERTAIN PENDING LITIGATION."

          Spanos does not believe that it is feasible to attempt to quantify any of the foregoing factors, nor did Spanos accord any particular weight to any of those factors, although it believes that the fact that the Properties have now been held for longer than their originally anticipated holding periods and the fact that the representatives of the class action plaintiffs, which include all of the Unitholders, demanded sale of the Properties weighed more heavily in favor of the Plan than did other factors. After reviewing all of the above, Spanos concluded that these factors weighed in favor of agreeing to the floor bids and selling the Properties now, rather than sometime in the future, because it believes that the risks of continuing to own the Properties outweigh the benefits of continued ownership.

Disadvantages of the Plan
-------------------------

          The primary disadvantage of disposing of the Properties at this time is that the Partnership will not benefit from possible further improvements in economic and market conditions which might produce increased cash flow and possibly enhance the sales prices of the Properties. Further, it is not anticipated that the Unitholders will receive aggregate distributions from the Partnership, including distributions from sales of the Properties and any remaining contingency reserve, which will equal the amounts originally invested in the Partnership. In addition, no current independent appraisals of the Properties were obtained, because Spanos believes that a public auction after dissemination of full information to prospective bidders, together with its affiliate's minimum bids, will provide a superior measure of the values of the Properties than would opinions of non-bidding appraisers. No independent opinion or evaluation of the fairness of the Plan to Unitholders has been made. However, the Plan will not be implemented unless the Court issues an order finding that the Settlement is fair, reasonable, adequate and in the best interests of the Unitholders.

Advantages of the Plan
----------------------
          In addition to the factors regarding the Settlement discussed under "Background of the Plan" above, Spanos based its recommendation on the following factors:

          (i) SPANOS' BELIEF THAT THE CURRENT LEVEL OF MORTGAGE INTEREST RATES AND INCREASED AVAILABILITY OF INVESTOR CAPITAL ARE FAVORABLE FOR THE SALE OF THE PROPERTIES. In particular, Spanos has considered as favorable factors the availability of potential purchasers with sufficient equity to purchase properties; the availability of financing for the acquisition of real estate from the capital markets and traditional lending sources; and continued favorable interest rates which make it less expensive for potential purchasers to borrow funds.

         (ii) GENERAL IMPROVEMENT IN THE OCCUPANCIES, REVENUES AND NET OPERATING INCOME OF THE PARTNERSHIP'S PROPERTIES, which Spanos believes enhances their salability.

        (iii)  REALIZATION OF HIGHEST OBTAINABLE PRICES THROUGH THE AUCTION.
The Court-approved Auction process provides a mechanism which Spanos believes will enable the Partnership to sell the Properties for the best aggregate sale price obtainable at the time of sale, under current market conditions. Moreover, the guaranteed minimum bids from an affiliate of Spanos provide assurance that the Properties will be sold at prices exceeding existing mortgage debt and sufficient to assure at least $20,560,000 of gross sale proceeds.

         (iv) RISKS OF CONTINUED OWNERSHIP. Retaining the Properties will continue to subject the Partnership to the risks inherent in the ownership of rental property, such as fluctuations in occupancy rates, operating expenses and rental rates (which in turn may be affected by general and local economic conditions), the supply and demand for apartment properties of the type owned by the Partnership, increased competition (particularly from newer apartment projects with more desirable configurations and greater amenities) and federal and local laws and regulations affecting the ownership and operation of real estate.

          (v) LIQUIDITY. The sales will provide liquidity to the Unitholders. At present, there is no established public trading market for the Partnership's Units, and liquidity has been limited to sporadic sales which occur within an informal secondary market, and three recent tender offers, each for a limited number of Units. See "MARKET PRICES OF UNITS AND DISTRIBUTIONS TO UNITHOLDERS -
- Market Prices."

         (vi) INCREASED COMPETITION. Spanos believes that older apartment buildings such as those on the Properties, even though well maintained and in good condition, can over time suffer a competitive disadvantage in attracting and retaining tenants, as compared to new apartments with more modern amenities in newer, attractive neighborhoods. Further, the two-bedroom, one-bath configurations of many of the apartments in the Properties are not as attractive for prospective tenants as two-bedroom, two-bath configurations often found in newer competing projects.
In addition, new apartment construction has commenced recently in several of the Properties' market areas, as a result of recent price increases for apartment projects and readily available financing for such construction. The Properties, therefore, may not be able to sustain current levels of revenue.

        (vii) THE CONDITION OF THE PROPERTIES. The Partnership has maintained the Properties in good condition during the past few years. Spanos believes that it would be advantageous to sell the Properties now before further aging and wear in the ordinary course occurs, thereby requiring substantially increased expenditures for repairs and refurbishment.

       (viii) THE PARTNERSHIP'S ORIGINAL OBJECTIVES AND POLICIES. Sales of the Properties at this time are compatible with the Partnership's originally anticipated holding periods.

         (ix) ELIMINATION OF SCHEDULE K-1 REPORTS. The Partnership's liquidation will eliminate the requirement for annual Schedule K-1 income tax reporting for the Partnership, which Spanos believes is often burdensome for Unitholders.

Vote Required to Approve the Plan
---------------------------------

          Implementation of the Plan requires that Spanos receive Consents approving each element of the Plan from Unitholders of record holding a majority of all outstanding Units.

No Other Offers
---------------

          During the 18 months preceding the date of this Solicitation Statement, neither Spanos nor the Partnership has received any firm offers from unaffiliated persons for the merger or consolidation of the Partnership with another entity or the sale of all or any substantial part of its assets to any third party, nor is Spanos aware of any firm offer for Units which would enable the holder of such Units to exercise control over the Partnership. However, immediately prior to execution of the Settlement Agreement, Spanos received from an unaffiliated entity a tentative offer for the purchase of all of the Properties of the Partnership for a price which would have yielded less net proceeds to the Partnership than would result from Spanos' Minimum Overall Bid. Because of the lower price offered, the lack of assurance that such a sale would result in termination of the Litigation and the fact that negotiations for the definitive Settlement Agreement were substantially complete, Spanos determined that it was in the best interests of the Partnership to proceed with the Settlement Agreement, and Spanos so advised the entity making the tentative offer, and suggested that it submit a bid for the Properties in the Auction. Moreover, certain limited tender offers for Units have been made during such period. See "MARKET PRICES OF UNITS AND DISTRIBUTIONS TO UNITHOLDERS"

Failure to Approve the Plan
---------------------------

          If the Unitholders fail to approve the Plan, the Partnership will continue to own the Properties. In such event,

Spanos expects that the Partnership will operate the Properties for an indefinite period, which over time would likely entail substantial expenditures for repairs and refurbishment. Consistent with the Partnership Agreement, the General Partners may receive or solicit offers for the sale of one or more of the Properties as opportunities arise. In any such sale, the Partnership would benefit from any increase in value of the affected property over the value at the time of the Auction, and would suffer a detriment to the extent of decrease in such value. Failure by the Unitholders to approve the Plan will not affect their rights under the Partnership Agreement.

                      SELECTED HISTORICAL FINANCIAL DATA

          The following table sets forth selected financial data of the Partnership for each of the five years in the period ended December 31, 1997. This data should be read in conjunction with the financial statements, related notes and other financial information included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1997, a copy of which is attached hereto as Exhibit B.

                                                       For Years Ended December 31,
                                             ------------------------------------------------
                                               1997      1996      1995      1994      1993
                                             --------  --------  --------  --------  --------
(In thousands, except per Unit
and per Special Interest amounts)
-------------------------------------------

OPERATING RESULTS
  Total Revenues (excluding gain on          $16,507   $16,130   $14,989   $15,534   $15,569
   disposition of property)
  Gain (Loss) on Disposition of Property         -0-       -0-       -0-     3,874      (327)
  Interest Expense                             4,868     4,960     4,767     5,000     5,612
  Net Income (Loss)                              289       248      (800)    3,282    (1,725)
  Net Income (Loss) to General Partners            6         5       (16)       66       (35)
  Net Income (Loss) per Special                  -0-       -0-       -0-       -0-       -0-
    Interest
  Net Income (Loss) per Unit                    4.37      3.75    (12.12)    49.74    (26.15)
  Cash Distributions per Special Interest        -0-       -0-       -0-     86.78     27.71
  Cash Distributions per Unit                  25.00     25.00     25.00    111.78     50.21

                                                                  At December 31,
                                                                  ---------------
                                                1997      1996      1995      1994      1993
                                             -------   -------   -------   -------   -------
FINANCIAL POSITION
  Total Assets                               $73,894   $76,298   $78,463   $81,851   $94,300
  Mortgage Loans Payable                      57,927    58,897    59,765    60,877    68,373
  Unitholders' Equity                          7,665     8,999    10,373    12,773    16,785
  Special Limited Partners'                    6,862     6,862     6,862     6,862     7,535
    Equity
  General Partners' Deficit                   (1,008)     (981)     (954)     (904)     (809)
   Total Partners' Equity                     13,519    14,880    16,281    18,731    23,511

                                    THE PLAN
GENERAL
-------
    The Plan was developed by Spanos in connection with the Settlement of the Litigation and is being proposed by Spanos for consent by Unitholders to each element of the Plan - the Auction, the Amendment and the Plan of Liquidation.
      See "INTRODUCTION" and "SPECIAL FACTORS -- Background of the Plan."

   The principal advantages of the Plan are:

        * Sale of the Properties in a favorable market for multi-family properties.

        * Enhanced salability due to recent improved operations of the Properties.

        * Sale of the Properties in a public auction, with substantial information available to bidders.

        *  Providing liquidity to the Unitholders.

        * Sale while the Properties are in good repair, avoiding substantial expenditures for repairs and refurbishments.

        *  Guaranteed minimum bids from an affiliate of Spanos.

        * Sale of the Properties shortly after the originally intended holding period.

        *  Elimination of Schedule K-1 tax reports.

See "SPECIAL FACTORS -- Advantages of the Plan."

     The principal disadvantages of the Plan are:

        * Unitholders will not benefit from possible improvements in economic and market conditions affecting the Properties.

        *  Unitholders will not likely recover their original investments.

        * No current independent appraisals of the Properties have been obtained.

        * No independent opinion or evaluation of the fairness of the Plan to Unitholders has been obtained.

See "SPECIAL FACTORS -- Disadvantages of the Plan."

          Spanos recommends that the Unitholders approve the Plan, including approval of the Auction, which will result in the sale of all of the Partnership's Properties, followed by the termination and liquidation of the Partnership. If the Plan is approved, and the Court enters a final nonappealable order and judgment approving the Settlement, the Properties will be sold in the Auction on the terms set forth below and in accordance with the terms of the Partnership Agreement as amended by the Amendment. See "Description of the Auction" below.

          Approval of the Plan will not automatically result in the sale of the Properties. Spanos and its affiliates have the right, but not the obligation, to terminate the Settlement on the occurrence of certain conditions, including the failure by the Court to enter a final order and judgment approving the Settlement, or the entering by the Court of an order and judgment which varies from that contemplated by the parties to the Settlement Agreement, or the failure of a majority of the Unitholders to approve the Plan. The only other conditions which would permit Spanos and its affiliates to terminate the Settlement have been satisfied by the date of this Solicitation

Statement. Termination of the Settlement would have the effects described under "SPECIAL FACTORS -- Failure to Approve the Plan", and the Litigation would continue.

          The Court must enter an order and judgment approving the fairness of the Settlement, and the order and judgment must become final and no longer subject to appeal or review, before the Plan may be effected.

DESCRIPTION OF THE AUCTION

          In the Settlement Agreement, Spanos and its affiliates agreed that they will make available for sale in the Auction all apartment buildings and other improvements owned by them and located on the parcels of land owned by the Partnership, so that each parcel of land, together with the buildings and other improvements thereon, can be bid upon and sold as a single property in the Auction. The Settlement Agreement further provides that the net proceeds from the sale of such properties will be allocated between the Partnership and the owner of the buildings and improvements as follows:

        a. After payment of the mortgage indebtedness, the Partnership will receive all of the net sale proceeds until it has recovered its original purchase price for the land ($3,500,000 for the Cameron Creek Property and $2,000,000 for Del Rio);

        b. The owner of the buildings and improvements will then receive the balance of the proceeds up to a "base amount" equal to the appraised value of the land, buildings and improvements at the time of the

          Partnership's original public offering ($18,000,000 for Cameron Creek and $10,100,000 for Del Rio); and

          c. Any remaining proceeds will be allocated 42.5% to the Partnership and 57.5% to the owner of the buildings and improvements.

          The Auction will be conducted as follows:

          a.       Conduct of the Auction.  The Settlement Agreement covers both
                   ----------------------
the Partnership and the Realty Partnership, and provides for a combined simultaneous Auction of the properties of both partnerships (the "Auction Properties"). Since one or more affiliates of Spanos and Spanos Realty (collectively, the "Spanos General Partners") will bid initially in the Auction, the Settlement Agreement provides that the Spanos General Partners shall have no involvement in conducting the Auction except that they may identify potential bidders to be invited to participate in the Auction, have agreed to assist in accommodating due diligence information requests from potential bidders, and have agreed to submit certain minimum bids, as hereafter described.

          The Partnership and the Realty Partnership have engaged Ernst & Young LLP, an independent national public accounting and consulting firm, through its E&Y Kenneth Leventhal Real Estate Group (the "Agent") to conduct the Auction. P-B Properties will also cause the Partnership and the Realty Partnership: (i) to retain independent real estate counsel to advise them regarding the Auction;
(ii) to engage Eckland Consultants Inc., a national architectural, engineering and environmental consulting firm ("Eckland Consultants"), to perform a physical inspection of the

Auction Properties and prepare an engineering report setting forth any material structural or operational defects and to provide a Phase I report (and if necessary a Phase II report) on the environmental condition of each of the Auction Properties; (iii) to contract with First American Title Insurance Company to perform title searches and issue preliminary title commitments; and
(iv) to contract with one or more qualified termite inspection companies, selected by the Agent and acceptable to P-B Properties and Lead Class Counsel, to perform termite inspections at each Auction Property. The fees and expenses of the Agent, the independent real estate counsel, Eckland Consultants, the title company and the termite inspection companies will be borne by the Partnership and the Realty Partnership. Where necessary, these fees and expenses will be allocated between the Partnership and the Realty Partnership in proportion to the gross sales price, in excess of existing mortgages, realized by each as a result of the Auction.

          The Agent will prepare packages of information (the "Bid Packages") for distribution to potential bidders regarding the Auction, the Auction Properties, the Partnership and the Realty Partnership, including bidding instructions, a bid form, a basic sales contract and various due diligence materials for each of the Auction Properties, including the following:

          (i)      the reports of Eckland Consultants;

          (ii)     the preliminary title commitment;

          (iii)    the termite inspection report;

          (iv) detailed operating statements for the last three full calendar years;

          (v)      the rent roll;

          (vi) copies of leases and schedules of current lease rates and expirations;

          (vii) descriptions of all capital improvements of all assets reflected in the operating statement of the Auction Property;

          (viii) schedules of required and planned capital improvements, renovations and repairs;

          (ix) a summary of any mortgage debt on the Auction Property, including explanations of prepayment and assumption fee provisions; and

          (x) a property-level budget, together with all property-level contracts not cancelable on 30 days' notice.

The Bid Packages will also include audited consolidated operating statements for the Partnership and the Genesis Partnership for the last three full calendar years, as well as any other information which the Agent may deem useful and appropriate in soliciting bids.

          In the Settlement Agreement, the Spanos General Partners have agreed to assist in accommodating all reasonable due diligence requests from potential bidders, including providing (i) access to the books and records of the Partnership, the Genesis Partnership and the individual Auction Properties (including the rent rolls, operating statements and budgets included in the Bid Packages, and such other information as is reasonably necessary to verify the income and expenses of the Properties), (ii) opportunities for interviews with management personnel of Spanos and Spanos Genesis, including property managers, superintendents and leasing agents and
(iii) on-site inspections of the Auction Properties.

          To receive a Bid Package, a potential bidder must execute a confidentiality agreement and demonstrate to the Agent's satisfaction that it has the financial ability and legal capacity to prepare and submit a bona fide bid and to undertake and perform all obligations arising upon acceptance of its bid.

          After distribution of the Bid Packages, the Agent will solicit bids from qualified bidders (i.e., persons or entities which the Agent believes to have the financial ability and legal capacity to prepare and submit a bona fide bid in the Auction and to undertake and perform all obligations arising upon acceptance of any bid they may submit) and will conduct the Auction.

          In the Auction, the Agent will neither favor nor disfavor the affiliate or affiliates of the Spanos General Partners which submit the minimum required bids described below.

          The Agent will establish an "Initial Bid Period," within which bidders may conduct further due diligence and submit preliminary written bids. A bidder may either bid for all of the Auction Properties of either the Partnership or the Realty Partnership (an "Overall Bid") or for any one or more of the Auction Properties of either the Partnership or the Realty Partnership (an "Individual Bid"). A bid may be either an all cash bid or a combined bid of cash plus assumption of related mortgage debt (if assumable), with the bidder being responsible for any assumption fees or similar costs. A bidder of all cash will be responsible for any mortgage prepayment penalties and reconveyance costs, and must provide evidence of financial ability to support the bid. At the close of the Initial Bid Period, the Agent will review the bids received with P-B Properties and Lead Class Counsel, and thereafter will encourage bids higher than the previous high bid from bidders (other than the Spanos affiliate) who have previously bid on a Property or Properties, for a period of no more than 30 days from the close of the Initial Bid Period. The Agent will then determine the total of the highest of the Individual Bids submitted for each of the Auction Properties, and the highest Overall Bid for all of the Auction Properties, of each of the Partnership and the Realty Partnership. The Agent will report the final bid results to P-B Properties and to Lead Class Counsel. P-B Properties and Lead Class Counsel will then jointly determine the "Successful Bids" (i.e., either the Overall Bid or the aggregate Individual Bids which will, in the judgment of P-B Properties and Lead Class Counsel, produce the highest gross cash price in excess of existing mortgage debt to each of such partnerships).

          Upon determination of the Successful Bids, the Agent will immediately notify the makers of those bids (the "Successful Bidders") and seek to obtain their signatures on the basic sales contract included in the Bid Package.

          b.   Execution of Sales Contracts.  The bid form will ask the
               ----------------------------
Successful Bidders to execute the basic sales contract immediately and promptly to deposit the full purchase price into an escrow. However, the Agent will be authorized to negotiate with each of the Successful Bidders as to the definitive form of the sales contract, subject to approval by P-B Properties and Lead Class Counsel. If any Successful Bidder fails or refuses to execute a sales contract at the price and on the terms included in the Successful Bid (with such modifications as may be approved as aforesaid), the Agent may, with the concurrence of P-B Properties and Lead Class Counsel, substitute as the Successful Bid for the Auction Property or Auction Properties in question the bid or bids producing the next highest gross cash price in excess of existing mortgage debt to the Partnership or the Realty Partnership, as the case may be.

          c.   Minimum Spanos Bid; No Other Bids or Purchases By Spanos.  Under
               --------------------------------------------------------
the Settlement Agreement, Spanos has agreed that one or more of its affiliates (the "Spanos Bidder") will, at the outset of the Initial Bid Period, submit a preliminary written Overall Bid which will provide to the Partnership a gross cash price in excess of then-existing mortgage debt of at least $20,560,000 (the "Minimum Overall Bid"). In addition, Spanos has agreed that the Spanos Bidder will submit preliminary written Individual Bids for each of the Properties in amounts such that the aggregate gross cash price in excess of existing mortgage debt for all of the Properties is at least $20,560,000.

          The following table sets forth the amount of each preliminary Individual Bid which Spanos currently intends that the Spanos Bidder will submit:

                                                                      Excess of Bid
                            Individual                                  Price Over
Property                    Bid Price         Mortgage Debt (1)        Mortgage Debt
--------------------   -------------------- ---------------------   ---------------------
Le Parc                        $ 7,317,000           $ 7,307,000            $    10,000
Casa de Fuentes                  9,700,000             7,059,000            $ 2,641,000
MacArthur Park                   9,700,000             6,188,000              3,512,000
Cypress Pointe                  15,100,000            11,071,000              4,029,000
Chelsea Park                    10,900,000             7,680,000              3,220,000
Comanche Place                  10,600,000             9,682,000                918,000
Mission Trails                  14,975,000             8,765,000              6,210,000
Cameron Creek                   12,825,000            12,815,000                 10,000
Del Rio                          7,243,000             7,233,000                 10,000
                               -----------           -----------            -----------

Total                          $98,360,000           $77,800,000            $20,560,000

-------------------------

(1)  Principal amount of mortgage debt outstanding as of December 31, 1997.

          As of December 31, 1997, the land, buildings and improvements on the Cameron Creek Property were subject to mortgage debt of $12,815,000, and the land, buildings and improvements on the Del Rio Property were subject to mortgage debt of $7,233,000. Since as set forth above Spanos has determined that the Spanos Bidder's Individual Bids for each of the Le Parc Property, the Cameron Creek Property and the Del Rio Property will be $10,000 over the existing mortgage debt, the Partnership will receive a return of only $30,000 of its aggregate $10,519,000 cash purchase price for such Properties, if the Spanos minimum Individual Bids are the Successful Bids for such Properties. Unless the Successful Bid for each of Cameron Creek and Del Rio exceeds the Spanos Bidder's Individual Bid by a substantial amount ($3,490,000 in the case of Cameron Creek and

$1,990,000 in the case of Del Rio), the Spanos affiliate which owns the buildings and improvements on such Property will not receive any portion of the Auction proceeds.

          If the Spanos Bidder's guaranteed Minimum Overall Bid is the Successful Bid for the Properties, Spanos estimates that the ultimate aggregate distributions to Unitholders upon consummation of the Liquidation will be approximately $230 per Unit. See "Anticipated Results of Auction, Use of Proceeds and Cash Distributions" below.

          Under the Settlement Agreement, the Spanos Bidder may submit an improved Individual Bid for one or more of the Properties during the re-bid period, and may also improve any Overall Bid previously submitted. However, certain Unitholders who were informed regarding the proposed conduct of the Auction informally expressed concern that the ability of the Spanos Bidder to submit improved Individual and Overall Bids could chill the interests of potential third-party bidders in the Auction. Accordingly, Spanos has determined that, after submission of the required Minimum Overall Bid and required initial Individual Bids, neither the Spanos Bidder nor Spanos nor any other affiliate of Spanos will submit improved bids during the re-bid period. Therefore, if any third-party bidder submits an Overall Bid which exceeds the Minimum Overall Bid of the Spanos Bidder, then the Spanos Bidder will not be the Successful Bidder. Moreover, as to each Property, if any third-party bidder submits an Individual Bid which exceeds the Spanos Bidder's initial Individual Bid, then the Spanos Bidder will not be the Successful

Bidder as to such Property. Each of the bids submitted by the Spanos Bidder will be considered a final bid and will remain open through the end of the re-bid period. If the Spanos Bidder is the Successful Bidder with respect to one or more of the Properties, it will be required to execute the basic sales contract without change. It is presently anticipated that the Spanos Bidder will be A.G. Spanos Construction, Inc., which will utilize its existing cash reserves and presently available bank lines of credit to fund the purchase price of any Property as to which it is the Successful Bidder.

          d.   Consummation of Sales of Properties.  The bid form and the form
               -----------------------------------
of basic sales contract will provide that the sale of a Property will be consummated as soon as practicable after execution of the contract. At the closing of the sale of each Property, the escrow agent for such property will be directed to disburse the net sale proceeds to the Partnership.

          For a general discussion of the tax consequences from the sale of the Properties, see "FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN."

Description of Properties
--------------------------

          Seven of the Partnership's remaining Properties are garden apartment complexes, two of which are located in suburbs of Atlanta, Georgia, two in suburbs of Kansas City, Kansas and one each in San Diego, California, Louisville, Kentucky, and Irving, Texas (a suburb of Dallas). Two of the Properties are parcels of land underlying garden apartment complexes in Albuquerque, New Mexico and Fort Worth, Texas, respectively.

          The following table sets forth certain information regarding the Properties as of January 1, 1998:

                                                         1997
                                                        Average
                                      No.               Annual      Date                                             Mortgage
                                      of       Land    Occupancy     of       Purchase    Mortgage        Mortgage   Interest
Property           Location          Units   (Acres)     Rate      Purchase    Price/1/     Debt          Maturity     Rate
--------           --------          -----   -------   ---------   --------   --------    --------        --------   --------
Le Parc            Marietta, GA      188        8        93.1%      6/87      $13,207,000  $ 7,307,000     6/2016      7.25%
Casa de Fuentes  Overland Park, KS   288       30        94.8%      7/87       12,809,000    7,059,000     11/97       8.16%
MacArthur Park      Irving, TX       276       13        95.5%     10/87       12,400,000    6,188,000     2/2001      8.00%
Cypress Pointe    Louisville, KY     444       33        94.7%     10/87       18,632,000   11,071,000     5/99       10.02%
Comanche Place   Overland Park, KS   306       29        95.0%     12/87       14,210,000    9,682,000     11/97       8.16%
Chelsea Park      Norcross, GA       376       31        93.9%      3/88       17,766,000    7,680,000     6/2017      7.33%
Mission Trails     San Diego, CA     208        5        95.6%      8/88       15,652,000    8,765,000     3/2000      8.13%
Cameron Creek2/   Ft. Worth, TX      446       20        93.2%     10/87        3,500,000   12,815,0003/   4/2016      7.245%
             -                                                                                        -
Del Rio2/        Albuquerque, NM     248       13        92.0%     12/87        2,000,000    7,233,0003/  11/2000      6.495%
                                                                                ---------    ---------

                                                                             $110,176,000  $77,800,000
                                                                             ============  ===========
Monthly         Est.
 Debt         Balloon
Services      Payment
--------    -----------
$ 61,190            -0-
  58,886    $ 7,076,000
  47,144      5,942,000
 101,480     10,917,000
  64,133      7,698,000
  78,041            -0-
  72,651      8,443,000
 108,257            -0-
  46,260      6,944,000

1/  The purchase price per Property shown in the above table is the price
-
originally paid to an affiliate of Spanos for such Property, and does not include acquisition fees aggregating $1,520,000 paid to an affiliate of Spanos and acquisition expenses of approximately $253,000. In addition, affiliates of Spanos paid to the Partnership an aggregate of $6,967,000 in cash flow guaranty payments with respect to such Properties, which payments were treated as reductions to the purchase prices per Property set forth above.

2/  Land owned by Partnership, garden apartment complex thereon owned by lessee
-
    of land.

3/  The Partnership's land and the buildings and other improvements on the land
_
owned by an affiliate of Spanos are subject to mortgage debt aggregating the amounts shown at December 31, 1997.

Anticipated Results of Auction, Uses of Proceedings and Cash Distribtions
-------------------------------------------------------------------------

        The following table sets forth the anticipated application of the proceeds from the Auction, as well as information regarding the estimated loss to be realized per Unit upon sale of the Properties and termination of the Partnership. The amount available for distribution to Unitholders shown below assumes that: (i) the Spanos Bidder's guaranteed Minimum Overall Bid is the Successful Bid for both the Partnership and the Realty Partnership and all of the Auction Properties are purchased by the Spanos Bidder; and (ii) the costs of the Auction and the solicitation of Consents are allocated between the Partnership and the Realty Partnership in proportion to the amounts of the Spanos Bidder's respective guaranteed Minimum Overall Bids. The amount available for distribution to Unitholders would increase if the agtregate sales price of the Properties exceeds the Spanos Bidder's guarantee by more than the increased expenses of the Auction which will result from multiple purchasers of the Properties.

Application of Proceeds:

Auction Sale Price (Net of Mortgage Debt)                    $20,560,000

Less:  Auction Expenses                                          785,000 1/

       Consent Solicitation Expenses                             172,000 1/

Net Sale Price                                               $19,603,000

Plus:   Other Partnership Assets                               3,300,000 2/
              (Net of Liabilities)                          -----------------

                                                             $22,903,000
                                                            =================

Less:   Liquidation Expenses (est.)                              100,000
        Attorneys' Fees                                          990,000 3/

Net Distributable Amount                                     $21,813,000

Distributions to Unitholders                                  14,851,000 4/

Distributions to Special Limited Partners                      6,862,000 3/

Distributions to General Partners                                100,000 6/

        Total Distributions                                  $21,813,000

Distribution to Unitholders Per Unit
($1,000 of Original Capital Constribution):

        Prior Cash Distributions Per Unit                        $537.36 7/

        Distributions Per Unit from Auction Proceeds              229.68 4/8/

Loss Per Unit                                                    $232.96 7/8/

-------------------------------

1/      Auction expenses and Consent solicitation expenses are estimated amounts, and are allocated between the Partnership and the Realty Partnership as indicated in (iii) above. Expenses of the Auction will increase if there are multiple purchasers of the Properties (i.e., if the Spanos Bidder is not the sole Successful Bidder), but any such increase is not expected to be material.

2/      Estimated based upon assets and liabilities as of December 31, 1997.

3/      Pursuant to the Settlement Agreeement, and subject to the approval of the Court, the Partnership will pay to Lead Class Counsel, on behalf of the Unitholders, an amount not to exceed 8% of the amount otherwise distributable to the Unitholders from the Auction Proceeds.

4/      Of this amount, the General Partners initially will withhold $1,000,000
($15.47 per Unit) for a period of up to one year as a reserve against further unforeseen contingent obligations of the Partnership, including any liabilities which may arise under the sales contracts for the Properties.

5/      The Special Limited Partner Interests were issued to affiliates of
Spanos in consideration of a cash capital contribution of $4,526,000, for reimbursement of $1,027,000 in refinancing fees paid to the Partnership's mortgage lenders and in consideration of certain cash flow guaranty payments made by such affiliates to the Partnership during the period from inception through June 30, 1992.

6/      The Partnership Agreement provides that liquidating distributions are to be paid to the Unitholders, Special Limited Partners and General Partners in accordance with their positive capital account balances, after allocating the net income or loss from the terminating transaction. Based upon the foregoing assumptions, it is estimated that approximately $750,000 of the net income resulting from the Auction will be allocated to the General Partners, which would bring their capital accounts (currently a deficit of approximately $650,000) to a positive balance of approximately $100,000. (See "Distributions and Fees") below.)

7/   Assumes Unitholder held Units since first closing of Partnership's offering in 1987.

8/   Assumes contingency reserve is not utilized and is ultimately distributed to Unitholders. In addition, Unitholders who are not tax-exempt investors have received tax benefits from their investment in the Units, and many Unitholders will receive additional amounts under both the Settlement Agreement and the PSI Settlement Agreement described hereinafter under "CERTAIN PENDING LITIGATION."

Amendment to Partnership Agreement
----------------------------------

        Pursuant to Section 15.4.20 of the Partnership Agreement, the General Partners and their affiliates may not purchase real property from the Partnership, other than in connection with joint ventures with the Partnership. In order for an affiliate of Spanos to be able to bid for and, if successful, to purchase any or all of the Properties, the Partnership Agreement must be amended, which requires the approval of Unitholders holding a majority of the outstanding Units. The Amendment will permit such a purchase of the Properties, as set forth in Exhibit A hereto.

Liquidation
------------

        Pursuant to the Settlement Agreement, within ten business days following the closing of the sale of the last Property, the General Partners will cause the Partnership (i) to pay all costs associated with the Auction, including the solicitation of Consents from Unitholders and the preparation and mailing of the notices required by the Settlement Agreement and the Court to be sent to Unitholders for which bills have been received; (ii) to estimate and reserve for all such costs associated with the Auction for which bills have not yet been received; and
(iii) to provide a further contingency reserve for potential unforeseen costs and liabilities in an amount not to exceed $1,000,000, such reserve to be maintained for a period not to exceed one year from the closing of the sale of the final Property. The General Partners will then cause the Partnership to distribute the balance of the cash from the sales first, on behalf of the Unitholders, as attorneys' fees to Lead Class Counsel, in such amount as has been awarded by the Court, which for the Unitholders will not exceed eight percent (8%) of the amount otherwise distributable to the Unitholders from the sales, and then to the Unitholders, Special Limited Partners and General Partners as provided in the Partnership Agreement. The remaining assets of the Partnership, and any remainder of the contingency reserve, will be distributed to the Unitholders within one year after the closing of the sale of the last Property. If any costs associated with the Auction are not individually charged or allocated to the Partnership or the Realty Partnership, the costs are to be allocated between the Partnership and the Realty Partnership based on the gross cash amount in excess of existing mortgage debt paid to either of them as a result of the Auction, unless a more equitable method of allocation is agreed upon by

P-B Properties, Lead Class Counsel and the Spanos General Partners. Even if all liabilities of the Partnership have not been satisfied after one year, the remainder of the contingency reserve will be distributed to the Unitholders, and the General Partners will remain obligated for such liabilities.

Section 19.1 of the Partnership Agreement provides that the Partnership will terminate and be dissolved upon the disposition of all of the assets of the Partnership and the receipt of the final cash payment of the purchase price of all such assets.

Distributions and Fees
----------------------

The sale of all of the Partnership's Properties in the Auction will constitute a "Terminating Sale or Disposition," as defined below. Pursuant to Section 11.7 of the Partnership Agreement, a Terminating Sale or Disposition invokes allocation and distribution requirements which differ in certain respects from those that would ordinarily result from sale or refinancing of one or more of the Partnership's Properties. Section 11.7 and Section 11.4.4 of the Partnership Agreement provide that any Net Income resulting from a Terminating Sale or Disposition will be allocated first to Unitholders, Special Limited Partners and General Partners who have negative capital account balances. As of the date of this Solicitation Statement, only the General Partners had negative capital account balances, which at December 31, 1997 aggregated approximately $325,000 for each of the General Partners, and so an aggregate of approximately $650,000 of the Net Income resulting from the Auction will be allocated to the General Partners' capital accounts, bringing those accounts to a zero balance. The remaining Net Income will next be allocated 2% to the General Partners and 98% to the Unitholders and Special Limited Partners until their capital account balances equal their Adjusted Contributions (i.e., the original capital contribution of $1,000 per Unit less any prior distributions of cash from sale or refinancing of Properties or from working capital reserves). Since the capital account balances of the Special Limited Partners currently equal their Adjusted Contributions, the General Partners will be allocated approximately $50,000 each and all of the remaining Net Income will be allocated to the Unitholders. Spanos does not anticipate that the Net Income of the Partnership for the year 1998 (assuming all of the Properties are sold in 1998) will be sufficient to restore the Unitholders' capital account balances to the level of their Adjusted Contributions.

        As set forth under "Anticipated Results of Auction, Use of Proceeds and Cash Distributions" above, and based on the assumptions therein stated, Spanos estimates that upon completion of the Liquidation, the General Partners will have received cash distributions aggregating approximately $100,000, the Special Limited Partners (who are affiliates of Spanos) will have received cash distributions of $6,862,000 and the Unitholders will have received approximately $14,851,000 of cash distributions, in each case in addition to those previously received.

        A "Terminating Sale or Distribution" is defined in the Partnership Agreement to be the earlier to occur of (i) the sale or disposition of the Partnership's last three Properties commencing with the first such sale or (ii) the sale or disposition of a Property which causes the aggregate acquisition cost of all Properties which have been sold or disposed of to exceed 66% of the aggregate original acquisition cost of all Properties. Because all of the Properties will be sold in the Auction as part of a single plan of disposition, each sale will be treated as a Terminating Sale or Disposition, regardless of the closing dates of sales of the individual Properties.

        Neither of the General Partners will receive any fees in connection with the sale of the Properties or the liquidation and dissolution of the Partnership. However, as provided in the Partnership Agreement, the General Partners will be entitled to receive cash distributions of approximately $50,000 each. Upon sale of the Properties, the management fees and special distributions which the General Partners presently receive will be eliminated. Furthermore, Spanos has guaranteed that the Auction will generate gross proceeds of at least $20,560,000 in excess of the aggregate outstanding principal balance of all existing mortgage debt on the Properties, the net amount of which (after payment of expenses of the Auction, certain plaintiffs' attorneys' fees and the expenses of liquidation of the Partnership and establishment of a contingency reserve) will be available for distribution to the Unitholders, Special Limited Partners and General Partners as provided in the Partnership

Agreement. Sales of the Properties and liquidation of the Partnership will also eliminate any liability of the General Partners for future Partnership obligations and risk to the Partnership which might arise from continued operation of the Partnership.

                        PRO FORMA FINANCIAL INFORMATION

        On a pro forma basis, if the Plan had been consummated on December 31, 1997 under the assumptions described above under "THE PLAN -- Anticipated Results of Auction, Use of Proceeds and Cash Distributions," the Partnership's Balance Sheet as of December 31, 1997 would have reflected cash of approximately $21,813,000, limited partners' equity of approximately $14,851,000, special limited partners' equity of approximately $6,862,000 and general partners' equity of approximately $100,000, and the Partnership's income statement for the year ended December 31, 1997 would have reflected a nonrecurring gain of approximately $7,994,000.

               FINANCIAL INFORMATION REGARDING GENERAL PARTNERS

        See the Index to Financial Statements for information regarding the audited balance sheet of the Spanos General Partner as of its most recent fiscal year-end, and the audited balance sheets of the general partners of the Spanos General Partner as of their respective most recent fiscal year-ends. The Spanos General Partner has no reason to believe that P-B Properties does not have the financial ability to meet its obligation to make an additional capital contribution to the Partnership with respect to its capital account deficiency, pursuant to the Partnership Agreement. Moreover, as set forth under "THE PLAN -- Distributions and Fees, " allocation of the net income which will be produced by sale of the Properties pursuant to the Minimum Overall Bid will result in elimination of the capital account deficiency of P-B Properties and any obligation of P-B Properties to make an additional capital contribution.

            MARKET PRICES OF UNITS AND DISTRIBUTIONS TO UNITHOLDERS

Market Prices
--------------

        The Units of the Partnership are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the Units. Secondary market activity for the Units has been limited and sporadic. However, as a service to its clients, Prudential Securities has facilitated sales to purchasers in a limited secondary market for the Units. Limited information available to Spanos from secondary market sources indicates that bid prices in the limited secondary market have ranged from a low of approximately $192 per Unit to a high of approximately $291 per Unit during the period from the first quarter of 1996 through November of 1997. Such bid prices may not reflect actual transactions, and the proceeds to a seller of Units would be reduced by sales commissions, which may be substantial, and transfer fees payable to the Partnership.

        Prudential Securities was the principal distributor of the Units in the Partnership's public offering, and continues to provide certain investor services on a contractual basis, including processing of all transfers of Units, subject to the approval of the General Partners. Prudential Securities has advised Spanos that the transfer records for the Partnership reflect the following aggregate numbers of Units transferred in the past five years:


                                               No. of Units
                        Year                   Transferred
                        ----                   ------------
                        1993                      7,004
                        1994                      8,604
                        1995                      6,419
                        1996                      8,239
                        1997                      7,792

Generally, no information regarding the prices at which Units were sold is available from the Partnership's transfer records, and the transfers reflected in the above table include non-sale transactions.

        Spanos believes that the limited amount of information available regarding transfers of Units and bid prices does not reflect sufficient market activity to be representative of the market value of the Units, and such information should not be relied upon as being indicative of the ability of Unitholders to sell their Units in secondary market transactions or as to the prices at which such Units may be sold. Therefore, the information presented should not be relied upon by Unitholders in determining whether or not to consent to the Plan.

        On January 31, 1997, Equity Resource Fund XX, an entity not affiliated with either of the General Partners, commenced a limited tender offer for up to 2,000 Units (3.1% of the outstanding Units) at a cash price of $175.00 per Unit. The tender offer was scheduled to expire on March 1, 1997, and to the knowledge of the General Partners was not extended. Based upon the Partnership's records, it appears that a total of 412 Units were purchased in this tender offer.

        On February 12, 1997, First Trust Co., L.P., an entity not affiliated with either of the General Partners, commenced a tender offer for up to 4.9% of the outstanding Units (approximately 3,168 Units) at a cash price of $190.00 per Unit, less any distributions made by the Partnership to tendering Unitholders after February 1, 1997. This tender offer was scheduled to expire on March 17, 1997, and to the knowledge of the General Partners was not extended. Based upon the Partnership's records, it appears that a total of 492 Units were purchased in this tender offer.

        On April 21, 1997, Kensington Partners LLC, an entity not affiliated with either of the General Partners, commenced a limited tender offer for up to 1,940 Units (3.0% of the outstanding Units) at a cash price of $265.00 per Unit, less the transfer fee of $75 payable to the Partnership and less any cash distributions made by the Partnership to the tendering Unitholders after April 1, 1997. This tender offer was scheduled to expire on May 19, 1997, and to the knowledge of the General Partners was not extended. Based upon Units presented by Kensington Partners LLC to the General Partners for transfer, it appears that a total of 215 Units were purchased in this tender offer.

Distributions to Unitholders
-----------------------------

        The Partnership has made quarterly cash distributions to the Unitholders since its inception. Such distributions were made from operating cash flow, from proceeds of sales of Properties and from funds received under a cash flow guaranty made by affiliates of Spanos at the inception of the Partnership, which expired in 1990. Due to insufficient cash flow, the

Partnership reduced its cash distributions in 1991. The following table sets forth the amounts of such distributions per Unit.


                                              Distribution
                   Period                   per $1,000 Unit*
                   ------                   -----------------

                     1987**                     $ 40.37
                     1988                         70.00
                     1989                         70.00
                     1990                         70.00
                     1991                         30.00
                     1992                         20.00
                     1993                         50.21
                     1994                        111.78
                     1995                         25.00
                     1996                         25.00
                     1997                         25.00
                                                -------
                                                $537.36
                                                =======

------------------------

* Includes distribution of sale proceeds of $27.71 in 1993 and $86.78 in 1994.

**   Assumes Unitholder held Units since first closing of Partnership's offering in 1987.


During the same period, the Partnership made cash distributions to the Special Limited Partners averaging $114.49 per $1,000 Unit, which distributions were made from sale proceeds. Pursuant to the Partnership Agreement, the Partnership has made special distributions to P-B Properties aggregating $2,383,000 for the period 1987-1997, which distributions were made from operating cash flow and were treated for financial reporting and tax purposes as operating expenses.

          In addition to distributions from the Partnership, most Unitholders will be entitled to receive payments with respect to their Units pursuant to the PSI Settlement Agreement described below under "CERTAIN PENDING LITIGATION."

                               FEDERAL INCOME TAX
                            CONSEQUENCES OF THE PLAN


General
-------
          Approval of the Plan has certain tax implications to the Unitholders that should be considered. The following discussion summarizes the material federal income tax consequences arising from the Partnership's proposed sale of the Properties and provides a general overview of certain state income tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, court decisions and published positions of the Internal Revenue Service (the "IRS"), as currently in effect. There can be no assurance that the IRS will agree with the conclusions stated herein or that future legislative or administrative changes or court decisions will not significantly modify the federal or state income tax laws regarding the matters described herein, potentially with retroactive effect. This summary is addressed only to Unitholders who are United States persons within the meaning of Section 7701(a)(30) of the Code, deals only with Units that are held as capital assets within the meaning of Section 1221 of the Code and is not intended to be and should not be considered as an opinion respecting the federal or state income tax consequences of the Plan. In addition, this summary does not address the tax consequences that may be relevant to Unitholders in special tax situations (including, for example, life insurance companies, dealers in securities or currency, banks or other financial institutions, or Units held as a hedge or as part of a hedging, straddle or conversion transaction). ACCORDINGLY, UNITHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

          Certain United States federal income tax consequences associated with an investment in the Units were discussed in the Prospectus, dated February 24, 1987, covering the original public offering of the Units. This summary does not update that discussion; rather it discusses only the federal income tax aspects directly relevant to the Plan.

Partnership Taxation
---------------------

          This summary assumes, and Spanos believes, that the Partnership has been and will continue to be properly classified as a partnership for federal income tax purposes. An entity that is classified as a partnership is not subject to federal income tax. Instead, each partner in the partnership is required to take into account in computing his or her income tax liability the partner's allocable share of the partnership's items of income, gain, loss, deduction and credit.

Sale of Properties
-------------------

          The Partnership will have taxable gain or loss upon its sale of each Property, measured by the difference between the amount realized on the sale (generally, cash or other consideration received reduced by the expenses of sale) and the Partnership's adjusted basis in such Property. The "adjusted basis" of a Property generally is its cost plus the amount of any

Capital expenditures (such as improvements) minus the amount of depreciation and amortization.

          Assuming (i) the Spanos guaranteed Minimum Overall Bid is the Successful Bid for the Properties, (ii) the selling expenses (including Lead Class Counsel's legal fees) are $1,775,000 and (iii) the sales are consummated in 1998, Spanos estimates that the total net gain resulting from the sale of the Properties would be approximately $5.3 million. The amount of gain realized on the sale of the Properties will depend upon the actual sales prices and the actual selling expenses and legal fees incurred in connection with the sale of the Properties.

          Any such gain or loss generally will constitute Section 1231 gain or
Section 1231 loss (i.e., gains or losses from disposition of real property or
                   ----
depreciable personal property used in a trade or business and held for more than one year, other than property held for sale to customers in the ordinary course of business). A Unitholder's share of the gains or losses from the sales of the Properties would be combined with any other Section 1231 gains or Section 1231 losses of the Unitholder for that year. Net Section 1231 gains or net Section 1231 losses generally would be treated as long-term capital gain or ordinary loss, as the case may be. However, a Unitholder's net Section 1231 gains would be treated as ordinary income rather than capital gain to the extent of his or her net Section 1231 losses, if any, incurred in the five preceding years. Furthermore, in the event that a Property is sold at a gain, the depreciation expense may be recaptured as ordinary income under Section 1245 or Section 1250 of the Code to the extent of the realized gain. In general, under Section 1250, if real property is depreciated on an accelerated basis rather than on a straight-line basis, then the lesser of (i) any gain realized on disposition of the property or (ii) the excess of accelerated depreciation over straight-line depreciation as of the date of sale will be treated as ordinary income in the year the property is sold. The Partnership does not expect to have any gain from the sale of the Properties subject to recapture under Section 1250 of the Code. Spanos estimates that approximately $1.6 million of the gain would be subject to recapture as ordinary income under Section 1245 of the Code if the Properties are sold for the Minimum Overall Bid. Unitholders classified as corporations for federal income tax purposes may be required, under Section 291(a) of the Code, to treat 20% of the gain from the sale of a Property attributable to depreciation expense not subject to recapture under
Section 1250 as ordinary income instead of Section 1231 gain. The total amount of gain subject to Section 291(a) ordinary income treatment for a corporate Unitholder is estimated to be approximately $2.1 million (approximately $28.00 per Unit).

          Under Section 702(a)(3) of the Code, a partnership is required to state separately, and the partners are required to account separately for, their distributive share of all gains and losses of their partnership. Accordingly, each Unitholder's allocable share of the gains or losses from the sale of the Properties (including each Unitholder's allocable share of Section 291(a) gain, Section 1245 gain, Section 1231 gain or

Section 1231 loss) will be separately stated and reflected on the applicable Schedule K-1 forms provided to the Unitholders by the Partnership.

          For most tax-exempt Unitholders, only a portion of the gain from the sale of the Properties would be treated as unrelated business income. Under
Section 514(a) of the Code, gain from the sale of "debt-financed property" is treated as unrelated business income generally in an amount equal to a ratio determined by comparing the property's debt to its basis. The Del Rio and Cameron Creek Properties are not debt-financed properties, and therefore none of the estimated $5.5 million loss on their sale is expected to constitute unrelated business income. The other seven Properties are debt-financed, and if they are sold for the estimated total gain of approximately $10.8 million, Spanos estimates that the portion of the gain that will be treated as unrelated business income is $9.6 million (or $128.00 per Unit). Additional unrelated business income may result to a tax-exempt Unitholder which borrowed funds to purchase its Units. Tax-exempt Unitholders should consult their own tax advisors regarding the unrelated trade or business income that may result from the sale of the Properties.

Tax Allocations and Distributions
----------------------------------

          Gain (or loss) from the sale of the Properties will be allocated to the Partners in accordance with the Partnership Agreement. Allocations of a partnership's items of income, gain, loss, deduction and credit will be respected for federal income tax purposes if they have substantial economic effect or are otherwise made in accordance with the partners' economic interests in the partnership. This summary assumes, and Spanos believes, that the allocations of Partnership items of income, gain, loss, deduction and credit to the Unitholders have substantial economic effect or are otherwise in accordance with the Unitholders' economic interests in the Partnership.

          In general, under the Partnership Agreement, any Net Income in connection with a Terminating Sale or Disposition will be allocated among the Partners (prior to making distributions of sale proceeds) first to restore the General Partners' negative capital account balances and then 98% to Unitholders and 2% to the General Partners. If the Net Income of the Partnership for the year 1998 is not sufficient to restore the Unitholders' capital account balances to the level of their Adjusted Contributions, then the Partnership Agreement provides that the Units held by earlier-admitted Unitholders are to be allocated more of the gain from the sale of the Properties in order to equalize their per-Unit capital accounts with those of the later-admitted Unitholders. See "THE
                                                                     ---
PLAN -- Distributions and Fees." If the Properties are sold for the Minimum Overall Bid, Spanos estimates that a Unit acquired on the earliest closing date will be allocated approximately $123 of the gain, and a Unit acquired on the last closing date will be allocated none of the gain. Approximately $41 of gain allocated to a unit acquired on the earliest closng date would be characterized as Section 1245 income, with the balance characterized as Section 1231 gain. To the extent that the actual gain on the Properties is more than that estimated above, the per-Unit allocation of such gain would be correspondingly higher. Any allocation of gain (or loss) from the sale of Properties will increase (or decrease) a Unitholder's basis in the Units.

          In general, under the Partnership Agreement, loss from the sale of a Property must be allocated 2% to the General Partners and 98% to the Unitholders. However, in such circumstances a special allocation of gross rental income (depending upon the ultimate sales proceeds) would be made to P-B Properties to reduce its negative capital account by a comparable amount, and an equal amount of loss will be allocated among the Unitholders. Allocation of loss will reduce a Unitholder's basis in the Units. However, no loss can be utilized currently to the extent the loss exceeds the Unitholder's basis in the Units.

          Distributions to a Unitholder will generally not be taxable to the extent the distributions do not exceed the Unitholder's adjusted tax basis in the Units. For purposes of determining tax basis in a Unitholder's Units, any payment received by the Unitholder from the settlement fund established pursuant to the PSI Settlement Agreement (see "CERTAIN PENDING LITIGATION"), or from any
                                 ---
other settlements related to the Units, should be applied to reduce such Unitholder's adjusted tax basis. The tax basis in the Units will also be reduced by the distributions. To the extent any settlement payment and the distributions exceed the adjusted tax basis, such excess will generally be treated as capital gain, which will be long-term if the applicable Units have been held for more than one year. Unitholders who have remaining tax basis in their Units after termination of the Partnership will generally have a capital loss. Such capital loss can be used to offset any net Section 1231 gains that have not been otherwise characterized as ordinary income, but only if such capital loss occurs in the same year as the net Section 1231 gain. Net capital losses of taxpayers other than corporations may not be carried back to earlier years.

          It is not expected that the Partnership will terminate for federal income tax purposes in the year in which the Properties are sold, because a reserve for potential unforeseen costs and liabilities will be established and maintained for a period not to exceed one year from the closing of the sale of the final Property. Accordingly, a Unitholder will likely be allocated gain from the sale of the Properties in a different year than termination of the Partnership, which may result in a capital loss to a Unitholder which cannot be used to offset the gain from the sale of the Properties.

          Based on the estimated net gain of $5.3 million, Spanos estimates that after payment of the selling expenses incurred in connection with the sale of the Properties and other expenses and liabilities of the Partnership and certain attorneys' fees, the amount available for distribution to Unitholders would be approximately $230 per Unit.

Capital Gains Tax
------------------

          With respect to individuals, trusts, and estates, the Taxpayer Relief Act of 1997 ("TRA") generally reduces the maximum tax rate on net capital gains on capital assets held for more than 18 months to 20% and provides a maximum tax rate on net capital gains derived from capital assets held for more than one year and for not more than 18 months ("mid-term gains") of 28%. TRA does not affect the taxation of capital gains realized by corporations. Substantially all of the Partnership's assets have been held for longer than 18 months. Accordingly, a substantial portion of any Section 1231 gains of the Partnership realized on the sale of assets and allocable to Unitholders who are individuals, trusts and estates may be taxed at a maximum federal income tax rate of 20% (if such gains are not recharacterized as ordinary income as described above under "Sale of Properties," or are not subject to the special tax rate described in the next paragraph).

          Under TRA, individuals, trusts and estates are taxed on unrecaptured
Section 1250 gain at a maximum federal income tax rate of 25%.  Unrecaptured
Section 1250 gain generally equals the excess of (i) the lesser of the gain realized on disposition of depreciable real property or depreciation allowed or allowable on the property through the date of disposition, over (ii) the amount of depreciation recapture realized upon the disposition (as described above under "Sale of Properties"). Spanos believes that substantially all of the gain realized upon the sale of the Partnership's assets pursuant to the transactions described herein will be unrecaptured Section 1250 gain.

          Net capital losses of such a Unitholder can be utilized to offset ordinary income limited to the sum of net capital gains from other sources recognized by the Unitholder during the tax year, plus $3,000 ($1,500 in the case of a married individual filing a separate return). The excess amount of such net capital loss may be carried forward and utilized in subsequent years subject to the same limitations but may not be carried back to a prior year.

          Unitholders classified as corporations are taxed on capital gains at the same rates as ordinary income. A corporate Unitholder can deduct capital losses only to the extent of capital gains, with any unused capital losses generally being carried back three years and forward five years.

Passive Loss Limitation
------------------------

          Unitholders that are individuals, trusts, estates, closely held corporations or personal service corporations are subject to the passive activity loss limitations rules. A Unitholder's allocable share of Partnership income or loss is treated as derived from a passive activity, except to the extent of the Partnership's portfolio income, which includes interest, dividends and gains from the sale of property held for investment purposes. A Unitholder's allocable share of any Partnership gain realized on the sale of its Properties (other than gain from the sale of portfolio investments) will be characterized as passive activity income that may be offset by passive activity losses from other passive activity investments. If all of the Properties are sold, a Unitholder's allocable share of any Partnership loss realized on such sale, or any loss realized by the Unitholder upon liquidation of his or her Units, will not be subject to the passive activity loss limitations. In addition, upon the complete disposition of a Unitholder's entire interest in the Partnership, any suspended passive activity losses of the

Unitholder with respect to his or her investment in the Partnership could be used to reduce other income of the Unitholder.

Final Partnership Returns and Future Tax Issues
------------------------------------------------

          Following the termination of the Partnership, the General Partners, on behalf of the Partnership, will file a final tax return for the Partnership, and on a timely basis will provide Schedule K-1 forms to all Unitholders setting forth their allocable shares of the Partnership's items of income, gain, loss, deduction and credit. P-B Properties will also have full responsibility and authority for any other tax-related matter arising after the termination of the Partnership, including acting as the "tax matters partner" representing the Partnership in any federal or other audit of returns of the Partnership for its final year or any prior year.

          Unitholders should understand that while the Partnership will be terminated, such termination will not eliminate the possibility that the IRS could challenge the tax treatment of the Partnership's activities for the year of termination or any prior year for which the statute of limitations for making adjustments has not elapsed. If any adjustments are made to the Partnership's income tax returns, P-B Properties will so notify the Unitholders. Any tax audit or adjustments could result in assessment of additional tax liabilities upon the Unitholders which would be payable from their own funds and would not be reimbursable by the General Partners or the Partnership.

Certain State Income Tax Considerations
----------------------------------------

          Because each state's tax law varies, it is impossible to predict the tax consequences to the Unitholders in all the states in which they are already subject to tax. Accordingly, the following is a general summary of certain common (but not necessarily uniform) principles of state income taxation. State tax consequences to each Unitholder will depend upon the provisions of the state tax laws to which the Unitholder is subject. The Partnership will generally be treated as engaged in business in each of the states in which the Properties are located, and the Unitholders will generally be treated as doing business in such state and therefore subject to tax in such state. Most states modify or adjust the taxpayer's federal taxable income to arrive at the amount of income potentially subject to state tax. Resident individuals generally pay state tax on 100 percent of such state-modified income, while corporations and other taxpayers generally pay state tax only on that portion of state-modified income assigned to the taxing state under the state's own apportionment and allocation rules.

                              NO APPRAISAL RIGHTS

          If Unitholders owning a majority of the Units on the Record Date vote in favor of the Plan, such approval will bind all Unitholders. The Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act, under which the Partnership is governed, do not give rights of appraisal or similar rights to Unitholders who dissent from the vote of the majority in approving or disapproving the Plan. Accordingly, dissenting Unitholders do not have the right to have their Units appraised or to have the value of their Units paid to them if they disapprove of the action of a majority in interest of the Unitholders.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

          On the Record Date, there were 64,660 Units issued and outstanding and entitled to vote on matters upon which Unitholders may vote or consent. According to publicly available information, and to the best knowledge of Spanos, as of the Record Date, no person or entity owned more than 5% of the outstanding Units. As of the Record Date, neither of the General Partners nor any officer or director thereof, nor any officer or director of either of the general partners of Spanos, owned any Units. Prudential Securities beneficially owned 1,920 Units as of the Record Date and has advised Spanos that it intends to vote such Units to consent or withhold consent to the Plan in the same proportions as do the other Unitholders.

                           CERTAIN PENDING LITIGATION

          There is currently pending in the United States District Court for the Southern District of New York (the "Court") a class action entitled In re Prudential Securities Incorporated Limited Partnerships Litigation, MDL Docket No. 1005, M-21-67 (MP). The consolidated action had its genesis in several different class actions filed in various courts, all of which were transferred to a single judge and consolidated for pretrial proceedings under the aforementioned caption. On June 8, 1994, plaintiffs in the consolidated action filed a Consolidated Complaint that superseded the individual complaints previously filed in various courts and that was purportedly brought on behalf of a class of approximately 350,000 investors who had purchased units in approximately 700 limited partnerships sponsored or co-sponsored by P-B Properties or its affiliates (collectively the "Prudential Organization"). The Consolidated Complaint named as defendants, among others, Prudential Securities, P-B Properties, certain of the affiliates and present and former officers and employees of the aforementioned, and the co-general partners of other partnerships sponsored or co-sponsored by the Prudential Organization, including Spanos. The Partnership is not named as a defendant in the Consolidated Complaint, but the Partnership is listed as being among the limited partnerships at issue in the case.

          The Consolidated Complaint alleges violations of the federal and New Jersey Racketeer Influenced and Corrupt Organizations Act ("RICO") statutes, fraud, negligent misrepresentation, breach of fiduciary duties, breach of third-party beneficiary contracts and breach of implied covenants

-------------------------
*  The various consolidated cases are:  Bottner v. A.G. Spanos Residential
                                         -------    -----------------------
Partners - 86, et al., 93 Civ. 7708 (S.D.N.Y.); Kahn v. Prudential-Bache
--------------------                            ----    ----------------
Properties, Inc., et al., 93 Civ. 5976 (S.D.N.Y.); Dumbroff, et al. v. Avron B.
-----------------------                            ---------------     --------
Fogelman, et al., 93 Civ. 6261 (S.D.N.Y.); Gorman v. Almahurst, Inc., et al., 93
---------------                            ------    ----------------------
Civ. 8805 (S.D.N.Y.); Kinnes, et al. v. Prudential Securities Group, Inc., et
                      -------------     -------------------------------------
al., 93 Civ. 654 (D. Ariz.); Massad, et al. v. Prudential Insurance Co., et al.,
                             -------------     -------------------------------
93 Civ. 5095 (D.N.J.); Levine, et al. v. Prudential-Bache Properties Inc., et
                       -------------     ------------------------------------
al., 92 Civ. 52 (N.D. Ill.); Connelly, et al. v. Prudential-Bache Securities,
                             ---------------     ----------------------------
Inc., et al., CIV 93-713 TUC ACM (D. Ariz.).

in connection with the marketing and sales of limited partnership interests. Plaintiffs request relief in the nature of rescission of the purchase of securities and recovery of all consideration and expenses in connection therewith, as well as compensation for lost use of money invested less cash distributions; compensatory damages; consequential damages; treble damages for defendants' alleged RICO violations (both federal and New Jersey); general damages for all injuries allegedly resulting from negligence, fraud, breaches of contract, and breaches of duty in an amount to be determined at trial; disgorgement and restitution of all earnings, profits, benefits, and compensation received by defendants as a result of their allegedly unlawful acts; and costs and disbursements of the action. On August 9, 1995, P-B Properties, Prudential Securities and other Prudential Organization defendants (collectively the "PSI Settling Defendants") entered into a Stipulation and Agreement of Partial Compromise and Settlement (the "PSI Settlement Agreement") with plaintiffs in the consolidated action. The Court preliminarily approved the PSI Settlement Agreement by order dated August 29, 1995 and, following a hearing held November 17, 1995, found that the PSI Settlement Agreement was fair, reasonable, adequate and in the best interests of the plaintiff class. The court gave final approval to the settlement, certified a class of purchasers of interests in specific limited partnerships, including the Partnership, released all settled claims by members of the class against the PSI Settling Defendants and permanently barred and enjoined class members from instituting, commencing or prosecuting any settled claim against the released parties. Pursuant to the PSI Settlement Agreement, PSI and its affiliates have paid a total of $110,000,000 into a settlement fund for future distributions to members of the plaintiff class, including Unitholders who purchased their Units prior to June 8, 1994. The consolidated action remained pending against Spanos and certain of its affiliates, as well as other co-general partners of other partnerships, including Spanos Genesis. The Partnership is not named a defendant in the Consolidated Complaint and the action is not expected to have a material effect on the Partnership's financial condition; accordingly, no provision for any loss that may result upon resolution of the Consolidated Complaint has been made in the financial statements of the Partnership.

          On May 12, 1997, Spanos and those of its affiliates named as defendants in the consolidated action entered into the Settlement Agreement with the plaintiffs therein. P-B Properties is not a party to the Settlement Agreement, but has acknowledged the Settlement and agreed to be bound by certain provisions of the Settlement Agreement which require that P-B Properties take, or forebear from taking, certain actions in connection with the Plan. The Settlement Agreement requires, among other things, that Spanos use its best efforts to solicit the consent of the Unitholders of the Partnership for the Auction and the subsequent termination and dissolution of the Partnership. In addition to the provisions for the Auction, the minimum Spanos bids and the contingency reserve, the Settlement Agreement provides that Spanos and its affiliates will pay (i) $1,175,000 into a settlement fund, to be distributed to members of the plaintiff class, including Unitholders who purchased their Units prior to June 8, 1994, (ii) $100,000 for the costs of providing notice to the members of the plaintiff class and (iii) $500,000 to Lead Class Counsel. On May 20, 1997, the Court preliminarily certified two settlement classes and preliminarily approved the Settlement. For a more detailed description of the Settlement and the rights of Unitholders in connection therewith, refer to the NOTICE TO EQUITABLE CLASS OF PENDENCY OF CLASS ACTION, PROPOSED PARTIAL SETTLEMENT OF CLASS ACTION BY THE SPANOS DEFENDANTS, REQUIREMENT FOR MAJORITY CONSENT TO THE AUCTION OF THE PROPERTIES OF CERTAIN PARTNERSHIPS AS PART OF THE SPANOS SETTLEMENT, SETTLEMENT FAIRNESS HEARING, RIGHT TO APPEAR AT HEARING AND RIGHT TO OBJECT TO THE SETTLEMENT, which accompanies this Solicitation Statement.

          On or about April 15, 1994, a multiparty petition entitled Schreiber, et al. v. Prudential Securities, Inc., et al. (Cause No. 94-17696) was filed in the 189th Judicial District Court of Harris County, Texas, purportedly on behalf of investors in the Partnership against the Partnership, the General Partners, Prudential Securities, The Prudential Insurance Company of America and a number of other defendants. The Petition alleges common law fraud, fraud in the inducement and negligent misrepresentation in connection with the offering of limited partnership interests and negligence, breach of fiduciary duty, civil conspiracy, and violations of the federal Securities Act of 1933 (sections 11 and 12) and of the Texas Securities and

Deceptive Trade Practices statutes. The suit seeks, among other things, compensatory and punitive damages, costs and attorneys' fees. Most of the plaintiffs have released their claims against the defendants in exchange for monetary payments by Prudential Securities. It is expected that the remaining claims will be resolved by Prudential Securities at no cost to the Partnership. Accordingly, no provision for any loss that may result upon resolution of this matter has been made in the financial statements of the Partnership.

                             AVAILABLE INFORMATION

          This Solicitation Statement does not purport to be a complete description of all agreements and matters relating to the condition of the Partnership, its Properties and the transactions described herein. Attached to this Solicitation Statement as Exhibit B and incorporated by reference into this Solicitation Statement is the Partnership's Annual Report on SEC Form 10-K for the year ended December 31, 1997, which provides additional information regarding the Partnership. With respect to statements contained in this Solicitation Statement as to the content of any contract or other document filed as an exhibit to the Form 10-K, each such statement is qualified in all respects by reference to such report and the schedules thereto, which may be obtained without charge upon written request to the Partnership. To make such a request, a Unitholder must write to P-B Properties, One Seaport Plaza, New York, New York 10292.

          All documents filed by the Partnership with the Securities and Exchange Commission after the date of this Solicitation Statement, but before the Partnership takes action pursuant to this Consent, shall be deemed to be incorporated by reference into this Solicitation Statement. Copies of these documents will be available without charge upon request to P-B Properties, One Seaport Plaza, New York, New York 10292. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Solicitation Statement shall be deemed to be modified or superseded for purposes of this

Solicitation Statement to the extent that a statement contained in this Solicitation Statement (or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Solicitation Statement) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Solicitation Statement.

                         INDEX TO FINANCIAL STATEMENTS
                         -----------------------------

A.G. Spanos Residential Partners - 86, A California Limited Partnership
-----------------------------------------------------------------------

Independent Auditors' Report              F-2
Balance Sheet as of September 30, 1997    F-3
Notes to Balance Sheet                    F-4

AGS Financial Corporation
----------------------------------------
Independent Auditors' Report              F-5
Balance Sheet as of August 31, 1997       F-6
Notes to Balance Sheet                    F-7

A.G. Spanos Realty, Inc.
----------------------------------------

Independent Auditors' Report              F-8
Balance Sheet as of September 30, 1997    F-9
Notes to Balance Sheet                    F-10


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To the Partners
A.G. SPANOS RESIDENTIAL PARTNERS-86, A CALIFORNIA LIMITED PARTNERSHIP Stockton, California


We have audited the accompanying balance sheet of A.G. SPANOS RESIDENTIAL PARTNERS-86, A CALIFORNIA LIMITED PARTNERSHIP, as of September 30, 1997. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of A.G. SPANOS RESIDENTIAL PARTNERS-86, A CALIFORNIA LIMITED PARTNERSHIP, as of September 30, 1997, in conformity with generally accepted accounting principles.


                                                 BOWMAN & COMPANY, LLP



Stockton, California
January 28, 1998

     A.G. SPANOS RESIDENTIAL PARTNERS-86, A CALIFORNIA LIMITED PARTNERSHIP

                                 BALANCE SHEET
                               September 30, 1997



     ASSETS

Cash                                                            $  1,361
Accounts Receivable                                               81,034
Advances to General Partner                                      121,861
                                                                --------
                                                                $204,256
                                                                ========


     LIABILITIES AND PARTNERS' DEFICIT


Accounts payable                                                $ 92,457
Distributions and recognized losses
 in excess of investment in
 Prudential-Bache/A.G. Spanos Genesis
 Income Partners L.P., I                                         503,867
                                                                --------

     Liabilities                                                  96,324
                                                                --------

General Partners' deficit                                         (7,845)
Limited Partners' deficit                                        384,223)
                                                              ----------

     Partners' deficit                                          (392,068)
                                                              ----------

                                                              $   04,256
                                                              ==========







See Notes to Balance Sheet

     A.G. SPANOS RESIDENTIAL PARTNERS-86, A CALIFORNIA LIMITED PARTNERSHIP

                            NOTES TO BALANCE SHEET



Note 1.  Nature of Business and Significant Accounting Policies

         Nature of Business
         ------------------

           A.G. Spanos Residential Partners-86, A California Limited Partnership (the "Partnership"), was organized under the laws of the State of California on January 15, 1987 and will continue until December 31, 2026, unless previously terminated in accordance with the provisions of the Limited Partnership Agreement.

           AGS Financial Corporation ("AGS") and A.G. Spanos Realty, Inc. ("Realty") are the general partners of the Partnership, and Mr. A.G. Spanos, Mr. Dean A. Spanos, Mr. Michael A. Spanos, Mr. Barry L. Ruhl, Mrs. Dea Spanos Berberian and the Spanos Grandchildren's Trust are the limited partners of the Partnership. On January 13, 1987, the general partners contributed $10 each for their interest and the limited partners contributed $980 for their interests in the Partnership.

           The Partnership was organized for the sole purpose of becoming a general partner in Prudential-Bache/A.G. Spanos Genesis Income Partners L.P., I, a Delaware limited partnership ("Genesis Income Partners L.P., I"). Genesis Income Partners L.P., I acquired (from sellers affiliated with the Partnership) 13 apartment projects and land subject to ground leases improved with existing apartment projects, and has and will continue to operate these properties until the projects and land are sold.

           The books of the Partnership are kept on the accrual basis of accounting and the Partnership's fiscal year ends September 30.

         Income Taxes
         ------------

           No federal or state income taxes have been reflected in the accompanying balance sheet because the Partnership is not a tax-paying entity, and all tax consequences flow to the individual partners.

         Investment in Partnership
         -------------------------

           The Partnership reflects its investment in Genesis Income Partners L.P., I using the equity method of accounting, whereby the Partnership's cash investment is reduced by cash distributions to the Partnership and by the Partnership's proportionate share of the net loss of Genesis Income Partners L.P., I. Since distributions and allocated losses exceed the Partnership's investment, the balance has been classified as a liability.

         Use of Estimates
         ----------------

           The preparation of the balance sheet in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reporting amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

                            NOTES TO BALANCE SHEET

Note 2.  Commitments and Contingent Liabilities

         Lawsuits
         --------

        The Partnership has been named as a defendant in a "consolidated" complaint that supersedes separate class action complaints that were filed during the 1993 calendar year. The plaintiffs seek unspecified damages for economic injury suffered by them for their investment in Genesis Income Partners L.P., I. Among other things, the plaintiffs allege that the Partnership earned excess fees for the syndication of the entity.

        During the year ended September 30, 1994, the Partnership was named as a defendant in two separate lawsuits. Both lawsuits contend that investors were induced to purchase units in limited partnerships by fraudulent misrepresentations. One lawsuit settled with no liability to the Partnership during the year.

        During the year ended September 30, 1995, the Partnership was named as a defendant in a lawsuit. The lawsuit contended that the plaintiff purchased units in limited partnerships because of misrepresentations by the Partnership. On May 12, 1997, the Partnership and certain of its affiliates entered into a Stipulation of Settlement with legal counsel representing the plaintiff class in the consolidated actions. The settlement contemplates, among other things, the sale of all of the properties of Genesis Income Partners L.P., I at public auction and the subsequent liquidation and dissolution of Genesis Income Partners L.P.,
        I. The settlement agreement was preliminarily approved by the Court on August 28, 1997. Pursuant to the settlement, detailed information about the proposed auction sale and other terms of the settlement will be sent to the Unitholders of Genesis Income Partners L.P., I with proxy solicitation materials seeking the Unitholders' consent to the auction sale. The settlement agreement contains numerous conditions and must be finally approved by the Court at a fairness hearing at which the Unitholders and other interested parties will have an opportunity to be heard. There can be no assurance that the conditions to implementation of the settlement will be satisfied.

        The Partnership believes it has meritorious defenses in all pending cases and that adverse decisions in any or all of these cases would be covered by indemnification agreements from co-defendants, or by insurance, and would not have a material effect on the financial condition of the Partnership. It is impossible at this point to evaluate the likely outcome and estimate any amount or range of potential losses. Accordingly, the Partnership has not accrued a contingent loss on the balance sheet.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To the Board of Directors
AGS FINANCIAL CORPORATION
Stockton, California

We have audited the accompanying balance sheet of AGS FINANCIAL CORPORATION AND SUBSIDIARIES, as of August 31, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of AGS FINANCIAL CORPORATION AND SUBSIDIARIES as of August 31, 1997, in conformity with generally accepted accounting principles.



                             BOWMAN & COMPANY, LLP


Stockton, California
October 21, 1997

                           AGS FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                August 31, 1997


         ASSETS

CASH                                                                  $  1,309,581
                                                                      ------------
RECEIVABLES
 Fees receivable                                                      $    950,229
 Accrued interest receivable                                               622,597
 Advances to sponsored partnerships                                        241,272
 Other receivables                                                          91,539
 Notes receivable from sponsored partnerships                            1,057,878
 Receivable from affiliated partnership                                  3,518,395
                                                                      ------------
                                                                      $  6,481,910
                                                                      -----------


INVESTMENT IN PARTNERSHIPS                                            $    30,814
                                                                      -----------


FURNITURE AND EQUIPMENT
 Office furniture and equipment                                       $   247,092
 Less accumulated depreciation and amortization                           246,340
                                                                      -----------
                                                                      $       752
                                                                      -----------

                                                                      $ 7,823,057
                                                                      ===========


See Notes to Consolidated Balance Sheet.

LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES

   Accounts payable and accrued expenses                                     $  404,381
   Deferred income taxes                                                      1,250,661
   Advances from affiliated company                                              46,611
   Recognized losses in excess of investment
      in partnerships                                                           270,982
   Payable to affiliated company                                              3,678,141
                                                                             ----------
                                                                             $5,650,776
                                                                             ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common stock, stated value $1 per share                                   $   10,000
      authorized 100,000 shares, issued 10,000 shares
   Retained earnings                                                          2,162,281
                                                                             ----------
                                                                             $2,172,281
                                                                             ----------

                                                                             $7,823,057
                                                                             ==========

See Notes to Consolidated Balance Sheet.

                           AGS FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                      NOTES TO CONSOLIDATED BALANCE SHEET


NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

      Nature of business
      ------------------

       AGS Financial Corporation syndicates and functions as general partner in real estate limited partnerships. One of the Company's wholly-owned subsidiaries, AGS Securities Corporation, is inactive. The two other wholly-owned subsidiaries, Residential Portfolio Depository Corp. and AGS Depository Corp., are assignor limited partners in public syndications.

       The Company earns fees for services that it renders to the partnerships, which are generally located in the Western and Sunbelt states. In addition, the Company may advance funds to the partnerships. The Company's receivables consist primarily of these fees and advances. Such receivables are not secured. However, the Company generally has priority on the proceeds from the sale of the real estate when such sales occur. This priority is subordinated only to the mortgage debt secured by such property.

      A summary of the Company's significant accounting policies follows:

     Principles of consolidation
     ---------------------------

       The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

     Use of Estimates
     ----------------

       The preparation of the balance sheet in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reporting amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

     Investments in partnerships
     ---------------------------

       The Company's general partner investment in these entities is reflected using the equity method of accounting, whereby the Company's cash investment is reduced by partnership distributions to the Company and by the Company's proportionate share of net losses of the partnerships. In the partnerships where allocated losses exceed the Company's investment, the balance has been classified as a liability.

     Furniture and equipment
     -----------------------

       Furniture and equipment are stated at cost and are depreciated using either the straight-line method or double declining balance method over five years.

                      NOTES TO CONSOLIDATED BALANCE SHEET

       Income Taxes
       ------------

        The Company and its subsidiaries file consolidated federal and state income tax returns. To the extent that undistributed earnings of the subsidiaries are expected to be indefinitely invested in the subsidiaries' business, no provisions is made for income taxes which would be payable if these earnings were paid as dividends to the parent company.

        Deferred taxes are provided on temporary differences between the recognition of revenues and expenses for tax and accounting purposes using the tax rates at which the differences are expected to reverse in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

        The major sources of deferred income taxes are the use of accelerated depreciation in the partnerships, cash basis reporting by the Company for tax purposes, and the treatment of partnership fees as guaranteed payments for tax purposes .

       Cash
       ----

        For purposes of reporting the statements of cash flows, the Company includes all cash accounts which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash on the accompanying balance sheet.

        Frequently, the Company had cash amounts deposited in a financial institution in excess of federally insured limits. As of August 31, 1997 there was $1,094,053 deposited in excess of federally insured limits.

NOTE 2.  RELATED PARTY TRANSACTIONS

       Company-sponsored limited partnerships
       --------------------------------------

        As managing general partner or pursuant to agreements with each of the limited partnerships, the Company performs certain services for which it receives compensation. Fees receivable from partnerships for services performed were $950,229 at August 31,1997. The Company also makes short-term advances to the partnerships which are reimbursed as cash flow permits. Advances were $43,762 at August 31, 1997.

       Purchase and management of real estate projects
       -----------------------------------------------

        All but one of the company-sponsored limited partnerships have purchased real estate projects from entities owned by several of the shareholders of the Company. A corporation owned by several shareholders provides property management services to all of the real estate partnerships organized by the Company.

                      NOTES TO CONSOLIDATED BALANCE SHEET

          Notes receivable from affiliated partnerships
          ---------------------------------------------

           The Company has made loans to company-sponsored limited partnerships in order to allow the partnerships to meet their cash needs. In addition, the Company has taken back notes for unreimbursed offering and organization costs incurred during the formation of several partnerships. Notes receivable from partnerships were $1,057,878 at August 31, 1997. Interest of $622,384 has accrued on these notes at August 31, 1997.

          Advances from affiliated company
          --------------------------------

           The Company owes affiliates $46,611 at August 31, 1997, for working capital advances by the affiliates. The advances are payable on demand. Accrued interest owed to affiliates of $12,346 at August 31, 1997, has been included in accounts payable and accrued expenses.

NOTE 3.  COMMITMENTS AND CONTINGENT LIABILITIES

          Company-sponsored limited partnerships
          --------------------------------------

           As general partner for various limited partnerships, the Company may be subject to liabilities of the partnerships if the partnerships' assets should become insufficient to meet their obligations. In the opinion of management, the future revenues and the value of the underlying assets of each of these partnerships will be sufficient to meet partnership obligations.

           As general partner, the Company has a fiduciary responsibility to oversee the management of company-sponsored limited partnerships. The assets and liabilities of such partnerships are included in the individual partnership financial statements and not on the accounts of the Company.

          Lawsuits
          --------

           AGS Financial Corporation has been named as a defendant in a "consolidated" complaint that supersedes separate class action complaints that were filed during the 1993 calendar year. The plaintiffs seek unspecified damages for economic injury suffered by them for their investment in Prudential/Bache/A.G. Spanos Realty Partners L.P., I. Among other things, the plaintiffs allege that the Company earned excess fees for the syndication of the entity.

           During the year ended August 31,1994, the Company was named as a defendant in two separate lawsuits. Both lawsuits contend that they were induced to purchase units in limited partnerships by fraudulent misrepresentations. One lawsuit settled with no liability to the Company during the year.

           During the year ended August 31, 1995, the Company was named as a defendant in a lawsuit. The lawsuit contended that the plaintiff purchased units in limited partnerships because of misrepresentations by the Company. On May 12, 1997, the Company and certain of its affiliates entered into a Stipulation of Settlement with legal counsel representing the plaintiff class in the consolidated actions. The settlement contemplates, among other things, the sale of all of the properties of Genesis Income Partners L.P., I at public auction and the subsequent liquidation and dissolution of Genesis Income Partners L.P., I. The settlement agreement was preliminarily approved by the Court on August 28, 1997. Pursuant to the settlement, detailed information about the proposed auction sale and other terms of the settlement will be sent to the Unitholders of Genesis Income Partners L.P., I with proxy solicitation materials seeking the Unitholders' consent to the auction sale. The settlement agreement contains numerous conditions and must be finally approved by the Court at a fairness hearing at which the Unitholders and other interested parties will have an opportunity to be heard. There can be no assurance that the conditions to implementation of the settlement will be satisfied.
                                     F-11

                      NOTES TO CONSOLIDATED BALANCE SHEET

         The Company believes it has meritorious defenses in all pending cases and that adverse decisions in any or all of these cases would be covered by indemnification agreements from co-defendants, or by insurance, and would not have a material effect on the financial condition of the Company. It is impossible at this point to evaluate the likely outcome and estimate any amount or range of potential losses. Accordingly, the Company has not accrued a contingent loss on the financial statements.

NOTE 4.  SUBSEQUENT EVENTS

         During the months of September, October and November, 1997, the real property of the several partnership investments were sold. These sales generated gains for the Company. Payments of the receivables due from these partnerships are expected to be made to the Company.

NOTE 5.  EXCHANGE OBLIGATION

         On October 31, 1996, a partnership affiliated with the Company deeded property in anticipation of a deferred tax free exchange. The Company sold the property on October 31, 1996. The Company entered into an agreement to build a replacement property for the affiliated partnership and deeded the property to the affiliated partnership on April 29, 1997, subject to a construction loan which had a balance at August 31, 1997 of $8,173,053.

         At August 31, 1997, the Company had cash in the amount of $159,746 and accounts receivable of $3,518,395 from the October 31, 1996 sale and exchange and had an account payable to an affiliated corporation in the amount of $3,678,141. These amounts are reflected on the accompanying balance sheet.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To the Board of Directors
A.G. SPANOS REALTY, INC.
Stockton, California

We have audited the accompanying balance sheet of A.G. SPANOS REALTY, INC., a California corporation, as of September 30, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of A.G. SPANOS REALTY, INC. as of September 30, 1997, in conformity with generally accepted accounting principles.



Stockton, California                             Bowman & Company, LLP
January 28, 1998

                            A.G. SPANOS REALTY, INC.

                                 BALANCE SHEET
                               September 30, 1997



      ASSETS
Cash                                                                 $    41,895
Certificate of Deposit                                                   100,000
                                                                     -----------
                                                                     $   141,895
                                                                     ===========


    LIABILITIES AND STOCKHOLDERS' EQUITY

Distributions and recognized losses in excess of
investment in A.G. Spanos Residential Partners-86,
A California Limited Partnership                                    $     3,923
                                                                    -----------
Common stock, stated value $100,000 per share,
  10,000 shares authorized and 20 shares issued                       2,000,000
Note receivable - shareholder                                        (1,900,000)
Retained earnings                                                        37,972
                                                                    -----------
                                                                        137,972
                                                                    -----------
                                                                    $   141,895
                                                                    ===========


See Notes to Balance Sheet

                            A.G. SPANOS REALTY, INC.

                             NOTES TO BALANCE SHEET


Note 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

      Nature of Business
      ------------------

        A.G. Spanos Realty, Inc. (the "Company") was organized on July 24, 1978, but was inactive until December 1, 1986 when the Company issued 20 shares of common stock with a stated value in the amount of $2,000,000. The stock was purchased by Mr. Alex G. Spanos with a $1,900,000 unsecured non-interest bearing note due on demand and cash in the amount of $100,000.

        The Company's sole purpose was to invest as a general partner in A.G. Spanos Residential Partners-86, A California Limited Partnership (the "Partnership"). The Partnership's sole purpose is that of becoming a general partner in Prudential-Bache/A.G. Spanos Genesis Income Partners L.P., I, a Delaware limited partnership.

        The books of the Company are kept on the accrual basis of accounting and the Company's fiscal year ends September 30.

      Investment in Partnership
      -------------------------

        The Company reflects its investment in the Partnership using the equity method of accounting, whereby the Company's cash investment is reduced by Partnership distributions to the company and by the company's proportionate share of the net loss of the Partnership. Since distributions and allocated losses exceed the Company's investment, the balance has been classified as a liability.

      Use of Estimates
      ----------------

        The preparation of the balance sheet in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reporting amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.


NOTE 2.  NOTE RECEIVABLE FROM SHAREHOLDER

        The Note receivable from Mr. Alex G. Spanos is an unsecured non-interest bearing note and is due on demand. The Note receivable arose from the issuance of common stock to Mr. Alex G. Spanos.

                             NOTES TO BALANCE SHEET



NOTE 3.  COMMITMENTS AND CONTINGENT LIABILITIES

      Lawsuits
      --------

        The Company has been named as a defendant in a "consolidated" complaint that supersedes separate class action complaints that were filed during the 1993 calendar year. The plaintiffs seek unspecified damages for economic injury suffered by them for their investment in Genesis Income Partners L.P., I. Among other things, the plaintiffs alleged that the Company earned excess fees for the syndication of the entity.

        During the year ended September 30, 1994, the Company was named as a defendant in two separate lawsuits. Both lawsuits contend that investors were induced to purchase units in limited partnerships by fradulent misrepresentations. One lawsuit settled with no liability to the Company during the year.

        During the year ended September 30, 1995, the Company was named as a defendant in a lawsuit. The lawsuit contended that the plaintiff purchased units in limited partnerships because of misrepresentations by the Company. On May 12, 1997, the Company and certain of its affiliates entered into a Stipulation of Settlement with legal counsel representing the plaintiff class in the consolidated actions. The settlement contemplates, among other things, the sale of all of the properties of Genesis Income Partners L.P., I at public auction and the subsequent liquidation and dissolution of Genesis Income Partners L.P., I. The settlement agreement was preliminarily approved by the Court on August 28, 1997. Pursuant to the settlement, detailed information about the proposed auction sale and other terms of the settlement will be sent to the Unitholders of Genesis Income Partners L.P., I with proxy solicitation materials seeking the Unitholders' consent to the auction sale. The settlement agreement contains numerous conditions and must be finally approved by the Court at a fairness hearing at which the Unitholders and other interested parties will have an opportunity to be heard. There can be no assurance that the conditions to implementation of the settlement will be satisfied.

        The Company believes it has meritorious defenses in all pending cases and that adverse decisions in any or all of these cases would be covered by indemnification agreements from co-defendants, or by insurance, and would not have a material effect on the financial condition of the Company. It is impossible at this point to evaluate the likely outcome and estimate any amount or range of potential losses. Accordingly, the Company has not accrued a contingent loss on the balance sheet.

                                   EXHIBIT A

Proposed Amendment to Amended and Restated Agreement of Limited Partnership of
------------------------------------------------------------------------------
Prudential-Bache/A.G. Spanos Genesis Income Partners L.P., I
------------------------------------------------------------

Section 15.4.20 of the Amended and Restated Agreement of Limited Partnership of Prudential-Bache/A.G. Spanos Genesis Income Partners L.P., I is amended to read in full as follows (language in boldface to be added):


15.4    Limitations.  Neither the General Partners nor any Affiliate shall have
        -----------
        the authority to:

                                     . . .

15.4.20  except as provided in Article 9, and Paragraphs 15.2.15, 15.4.4,
         15.4.25 and 15.4.26, purchase or lease real property from the Partnership or sell or lease real property to the Partnership; provided, however, that an Affiliate of the Spanos General Partner may
         ----------------------------------------------------------------------
         bid for, and if such bid is successful purchase, any or all of the
         ----------------------------------------------------------------------
         Properties in a public auction held pursuant to the order of a court
         ----------------------------------------------------------------------
         with jurisdiction over the Partnership, the General Partners, the
         ----------------------------------------------------------------------
         Special Limited Partners, the Limited Partners and the Unitholders.

EXHIBIT B:  ANNUAL REPORT OF PARTNERSHIP ON SEC FORM 10-K FOR THE YEAR ENDED
            DECEMBER 31, 1997.

                                      B-1